Exhibit 10.1

CREDIT AGREEMENT

dated as of

March 23, 2012,

among

COD MERGER COMPANY, INC.,

which on the Closing Date will be merged with and into

WCA WASTE CORPORATION

which shall survive the merger as Lead Borrower,

WCA WASTE SYSTEMS, INC.

as a Borrower

COD INTERMEDIATE, LLC,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE AG,

as Administrative Agent and Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC

and

MACQUARIE CAPITAL (USA) INC.,

as Joint Bookrunners and Joint Lead Arrangers

MIHI LLC,

as Syndication Agent

COMERICA BANK,

as Documentation Agent

i

SCHEDULES

Schedule 1.01(a)		Existing Letters of Credit
Schedule 1.01(b)		Mortgaged Property
Schedule 1.01(c)		Refinancing Indebtedness to be Repaid
Schedule 1.01(d)	—	Subsidiary Guarantors
Schedule 1.01(e)		Unrestricted Subsidiaries
Schedule 2.01(a)	—	Lenders and Commitments
Schedule 2.01(b)		Issuing Banks and L/C Commitments
Schedule 3.05		Material Indebtedness
Schedule 3.06	—	Litigation
Schedule 3.08	—	Leases, Subleases, Licenses and Sublicenses of Real Estate
Schedule 3.09(b)		Third-Party Environmental Notices
Schedule 3.09(c)		Underground Storage Tanks
Schedule 3.09(d)		Environmental Liabilities
Schedule 3.12		Plans
Schedule 3.13(a)		Subsidiaries

Schedule 3.13(b)		Other Equity Investments
Schedule 3.24(a)	—	UCC Filing Offices
Schedule 3.24(c)	—	Mortgage Filing Offices
Schedule 3.25(a)	—	Owned Real Property
Schedule 3.25(b)		Leased Real Property
Schedule 4.02(a)	—	Local Counsel
Schedule 6.01	—	Existing Liens
Schedule 6.03	—	Existing Indebtedness
Schedule 6.08		Transactions with Affiliates

EXHIBITS

Exhibit A	—	Form of Administrative Questionnaire
Exhibit B	—	Form of Assignment and Acceptance
Exhibit C		Auction Procedures
Exhibit D	—	Form of Borrowing Request
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Form of Guarantee and Collateral Agreement
Exhibit G		Form of Real Estate Local Counsel Opinion
Exhibit H		Form of Intercompany Note
Exhibit I		Form of Interest Election Request
Exhibit J-1	—	Form of Mortgage
Exhibit J-2		Form of Deed of Trust
Exhibit K-1		Form of Term Note
Exhibit K-2		Form of Revolving Note
Exhibit K-3		Form of Swingline Note
Exhibit L-1	—	Form of U.S. Tax Compliance Certificate
Exhibit L-2	—	Form of U.S. Tax Compliance Certificate
Exhibit L-3	—	Form of U.S. Tax Compliance Certificate
Exhibit L-4	—	Form of U.S. Tax Compliance Certificate
Exhibit M-1	—	Form of Opinion of Mayer Brown LLP
Exhibit M-2	—	Form of Local Counsel Opinion
Exhibit N		Form of Solvency Certificate
Exhibit O		Form of Letter of Credit Report

v

CREDIT AGREEMENT dated as of March 23, 2012, among COD MERGER COMPANY, INC., a Delaware corporation (the “Initial Borrower”) (which on the Closing Date will be merged with and into WCA WASTE CORPORATION, a Delaware corporation (the “Company”), which shall survive the merger as a borrower (the “Lead Borrower”)), WCA WASTE SYSTEMS, INC., a Delaware corporation (“WCA Systems” and, together with the Lead Borrower, the “Borrowers”), COD INTERMEDIATE, LLC, a Delaware limited liability company (“Holdings”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), and CREDIT SUISSE AG, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders (the “Agreement”).

The Borrowers have requested the Lenders to extend credit in the form of (a) Term Loans on the Closing Date, in an aggregate principal amount not in excess of $275,000,000 and (b) Revolving Loans at any time on and after the Closing Date and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $100,000,000. The Borrowers have requested the Swingline Lender to extend credit, at any time and from time to time prior to the Revolving Credit Maturity Date, in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $15,000,000. The Borrowers have requested the Issuing Bank to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $50,000,000, to support payment obligations incurred in the ordinary course of business by the Lead Borrower and the Restricted Subsidiaries. The proceeds of the Term Loans are to be used to pay the Acquisition Costs, and any remaining proceeds of the Term Loans, together with the proceeds of the Revolving Loans and the Swingline Loans, are to be used solely for working capital and other general corporate purposes of the Lead Borrower and the Restricted Subsidiaries, including the financing of permitted acquisitions and other permitted investments (including the Live Earth Earn-Out).

The Lenders are willing to extend such credit to the Borrowers, and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrowers, in each case on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity” shall have the meaning assigned to such term in Section 6.04(b).

“Acquisition” shall mean the acquisition by Holdings of all of the outstanding share capital of the Company by merging the Initial Borrower with and into the Company, with the Company continuing as the surviving corporation in accordance with the Merger Agreement.

“Acquisition Costs” shall mean, with respect to the Transactions, (a) the purchase price in connection with the Acquisition (including, without limitation, consideration for preferred stock of the Lead Borrower, but excluding the Live Earth Earn-Out), (b) the fees, costs and expenses incurred in connection with the Transactions, (c) the repurchase of the June 2011 Notes following any debt tender offer made in connection with the Acquisition and (d) the Refinancing.

“Additional Volume” shall mean the waste collected by a Person or business that is acquired in a Permitted Acquisition that (a) prior to the consummation of the acquisition of such Person or business, was not being delivered to a landfill or transfer station owned or operated by the Lead Borrower or a Restricted Subsidiary and (b) subsequent to the consummation of the acquisition of such Person or business, is delivered to a landfill or transfer station owned or operated by the Lead Borrower or a Restricted Subsidiary.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) 1.25% per annum and (b) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Aggregate L/C Commitment” shall mean, at any time, the aggregate amount of L/C Commitments, as in effect at such time; provided that the Aggregate L/C Commitment shall not exceed $50,000,000.

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Agreement” shall have the meaning assigned to it in the introductory statement hereto.

“Agreement Value” shall mean, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Lead Borrower or the applicable Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated on such date.

“All-in Yield” means, as to any Indebtedness, the yield thereon as reasonably determined by the Administrative Agent taking into account the interest rate, margin, original issue discount, upfront fees and eurocurrency rate or base rate floor; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity; provided, further, that “All-in Yield” shall not include arrangement, underwriting, structuring or similar fees paid to arrangers or fees that are not paid ratably to the market with respect to such Indebtedness.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates) and (d) 2.25%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Applicable Margin” shall mean, for any day (a) with respect to any Eurodollar Loan, 4.25% per annum and (b) with respect to any ABR Loan, 3.25% per annum.

“Arrangers” shall mean Credit Suisse Securities (USA) LLC (“CS Securities”) and Macquarie Capital (USA) Inc. (“Macquarie Capital”) in their respective capacities as joint lead arrangers and joint bookrunners.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the Lead Borrower or any of the Restricted Subsidiaries to any Person other than the Borrowers or a Subsidiary Guarantor of (a) any Equity Interests of a Subsidiary (other than directors’ qualifying shares) (including through the issuance of Equity Interests of such Subsidiary to such Person) or (b) any other assets of the Lead Borrower or any of the Restricted Subsidiaries (other than (i) Dispositions permitted pursuant to Section 6.05(a), (b), (c), (d), (e), (f), (g), (i), (j), (k), (o) and (p) and (ii) dispositions between or among Foreign Subsidiaries and (iii) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a value not in excess of $500,000).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Auction Procedures” shall mean the auction procedures with respect to non-pro rata assignments of Term Loans pursuant to Section 9.04(m) set forth in Exhibit C hereto.

“Available ECF Amount” shall mean, on any date, an amount determined on a cumulative basis equal to Excess Cash Flow for each year of the Lead Borrower (or in the case of the Lead Borrower’s fiscal year ending December 31, 2012, the nine month period then ended) to the extent Not Otherwise Applied.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowers” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Borrowing” shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by the applicable Borrower in accordance with the terms of Section 2.03 and in the form of Exhibit D, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, the additions to property, plant and equipment and other capital expenditures of the Lead Borrower and its consolidated Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Lead Borrower for such period prepared in accordance with GAAP, but excluding any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the Issuing Bank or Lenders, as collateral for L/C Exposure or obligations of the Lenders to fund participations in respect of L/C Exposure, cash or deposit account balances or, if the Collateral Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case in an amount not less than the Minimum Collateral Amount and pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean any of the following types of Investments, to the extent owned by the Lead Borrower or any of the Restricted Subsidiaries (or, solely in the case of Section 6.04(b)(vii), a Loan Party) free and clear of all Liens (other than Liens created under the Security Documents and Liens permitted under Section 6.01(j)): (a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof; (b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof; (c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof; (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) and entered into with a financial institution satisfying the criteria described in clause (b); and (e) Investments, classified in accordance with GAAP as current assets of the Lead Borrower or any of the Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P.

“Cash Management Agreement” shall mean any agreement to provide cash management services or other bank products, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” shall mean any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CERCLA” shall mean the federal Comprehensive Environmental Response Compensation and Liability Act, and all regulations and amendments thereto.

“CFC” shall mean a Subsidiary of that is a controlled foreign corporation under Section 957 of the Code.

A “Change in Control” shall be deemed to have occurred if (a) prior to a Qualified Public Offering, the Permitted Holders shall fail to own and control, directly or indirectly, beneficially and of record, shares representing at least 51% of each of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings, (b) after a Qualified Public Offering, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the date hereof), other than the Permitted Holders (or any “group” (within the meaning of Section 13(a) and 14(d) of the Securities Exchange Act as in effect on the date hereof) of which any Investor is a member, but only if and for so long as such Investor beneficially owns more than 50% of the relevant voting stock of Holdings owned, directly or indirectly, by such “group”), shall own, directly or indirectly, beneficially or of record, shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Public Company, unless the Permitted Holders shall own more than such person or group, (c) after a Qualified Public Offering, during any period of 24 consecutive months, a majority of the seats (other than vacant seats) on the board of directors of the Public Company shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Public Company nor (ii) appointed by directors so nominated, (d) any change in control (or similar event, however denominated) with respect to Holdings, the Lead Borrower or a Restricted Subsidiary shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which Holdings, the Lead Borrower or a Restricted Subsidiary is a party or (e) Holdings shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Lead Borrower.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Other Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Term Loan Commitment, Incremental Term Loan Commitment or Swingline Commitment.

“Closing Date” shall mean the date of the first Credit Event.

“Closure/Post-Closure Letters of Credit” shall mean letters of credit, surety bonds or other instruments of similar character, the purpose of which is to provide financial assurance to the various state and federal agencies for closure and post-closure obligations for the landfills and transfer stations owned or operated by the Lead Borrower and the Subsidiaries. For purposes of this definition, “financial assurance,” “closure” and “post-closure” shall have the meanings set forth in the administrative code or other comparable federal regulations or regulations of each state in which such landfill and transfer station is located.

“Cod Holdings” shall mean Cod Holdings, LLC, a Delaware limited liability company.

“Cod Midco” shall mean Cod Midco, Inc., a Delaware corporation.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Comerica” shall mean Comerica Bank, a Michigan banking corporation.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment, Incremental Revolving Credit Commitment, Term Loan Commitment, Incremental Term Loan Commitment and Swingline Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Company” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit E.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Lead Borrower dated February 23, 2012.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus (i) the provision for Federal, state and local income taxes (net of Tax Sharing True-ups) for such period, plus (ii) Consolidated Interest Expense for such period, plus (iii) depreciation, depletion, and amortization (including, the non-cash amortization of deferred financing costs) for such period, plus (iv) landfill accretion expenses for such period, plus (v) non-cash losses on Dispositions and other non-cash extraordinary losses during such period, plus (vi) unrealized losses (or minus unrealized gains, if applicable) associated with any Hedging Agreement during such period, plus (vii) commitment fees, letter of credit fees and other fees incurred in connection with this Agreement during such period, plus (viii) any non-cash expense incurred (minus any non-cash gain realized) in connection with purchase accounting adjustments in connection with the Transactions or any Permitted Acquisition during such period, plus (ix) any expense related to the Live Earth Earn-Out during such period, plus (x) non-recurring non-cash expenses or charges during such period, plus (xi) the fees, costs and expenses incurred in connection with the Transactions (other than the purchase price in connection with the Acquisition), minus (xii) non-cash gains on Dispositions and other non-cash extraordinary gains, in each case to the extent reflected in Consolidated Net Income for such period, without duplication of those other adjustments set forth herein and in the definition of “Consolidated Net Income”, and determined on a consolidated basis in accordance with GAAP; provided that for all purposes other than calculating the Interest Coverage Ratio and Excess Cash Flow, a pro forma adjustment to Consolidated EBITDA shall be made to (A) include, without duplication, the Consolidated EBITDA of Restricted Subsidiaries or operations acquired by the Lead Borrower or a Restricted Subsidiary pursuant to a Permitted Acquisition during such period as if such Permitted Acquisition had occurred as of the first day of such period and (B) exclude the Consolidated EBITDA of Restricted Subsidiaries or operations Disposed of by the Lead Borrower or a Restricted Subsidiary pursuant to a Disposition permitted under Section 6.05 during such period as if such Disposition had occurred as of the first day of such period. Such acquired Consolidated EBITDA may be further adjusted to add back, without duplication, (x) non-recurring private company expenses which are discontinued upon acquisition (including, without limitation, excess owner’s compensation) and acquisition costs and (y) the effect of Additional Volume and/or Increased Use, as applicable, and itemized direct cost savings that will be achieved as a result of, or in connection with, any Permitted Acquisitions consummated after the Closing Date and cost savings, restructuring costs and other amounts arising from the acquisition, in each case in this clause (y), as may be approved by the Administrative Agent. Notwithstanding anything to the contrary contained herein (including in the definition of “Consolidated Net Income”), any non-cash gains in respect of “cancellation of indebtedness” resulting from the cancellation of any Term Loans purchased by or contributed to Holdings, the Lead Borrower or a Subsidiary shall be excluded from the determination of Consolidated Net Income and Consolidated EBITDA. In addition, for all purposes other than calculating the Interest Coverage Ratio and Excess Cash Flow, with the consent of the Administrative Agent, a pro forma adjustment to Consolidated EBITDA shall be made (A) to include new contracts for exclusive waste management services which became effective within the twelve (12) month period prior to the date of such calculation, such projections to include the period beginning on the day after the date of such calculation and ending on the date which is one year following the date on which such contract first became effective with terms and conditions satisfactory to the Administrative Agent and (B) for reductions in local solid waste taxes or host fees. For purposes of determining the Interest Coverage Ratio and the Total Leverage Ratio as of or for the periods ended on June 30, 2012, September 30, 2012 and December 30, 2012 and in connection with any determination of pro forma compliance therewith, Consolidated EBITDA will be deemed to be equal to (i) for the fiscal quarter ended March 31, 2011 $13,400,000, (ii) for the fiscal quarter ended June 30, 2011, $16,600,000, (iii) for the fiscal quarter ended September 30, 2011, $17,300,000 and (iv) for the fiscal quarter ended December 31, 2011, $17,400,000.

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and commitment fees, letter of credit fees and other fees incurred in connection with this Agreement) of the Lead Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Lead Borrower or a Restricted Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, (but excluding therefrom (x) the non-cash amortization of debt issuance costs, (y) the write-off of deferred financing fees and charges in connection with the Refinancing and in connection with this Agreement and (z) any prepayment penalties or premiums, in each case, that are classified as interest under GAAP), minus (c) cash interest income for such period. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Lead Borrower or a Restricted Subsidiary with respect to interest rate Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Lead Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by Holdings during such period as though such charge, tax or expense had been incurred by the Lead Borrower, to the extent that the Lead Borrower has made or would be entitled under the Loan Documents to make any payment to or for the account of Holdings in respect thereof); provided that there shall be excluded (a) the income of a Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary, (b) except as contemplated by clause (x) of the proviso to the definition of Consolidated EBITDA, the income or loss of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Lead Borrower or a Restricted Subsidiary or the date that such Person’s assets are acquired by the Lead Borrower or a Restricted Subsidiary, (c) the income of any Person in which any other Person (other than the Lead Borrower or a Wholly Owned Restricted Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Lead Borrower or a Wholly Owned Restricted Subsidiary by such Person during such period, (d) any gains attributable to sales of assets out of the ordinary course of business and (e) the cumulative effect of a change in accounting principles and any gains or losses attributable to write-ups or write-downs of assets.

“Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean the revolving credit, swingline, letter of credit and term loan facilities provided for by this Agreement.

“CS Securities” shall have the meaning assigned thereto in the definition of “Arrangers.”

“Debt Fund Affiliate” shall mean an Affiliate of the Investors that is a bona fide debt fund or an investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and with respect to which no Affiliate of the Investors or investment vehicles managed or advised by any Affiliate of the Investors that is not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business makes investment decisions.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Debt Tender Offer” shall mean the offer made by the Company on February 6, 2012 to purchase all of the June 2011 Notes and accompanying consent solicitation to (i) remove substantially all of the restrictive covenants of the June 2011 Notes Indenture and (ii) eliminate all of the Company’s obligations under the Registration Rights Agreement.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.25(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Lead Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Lead Borrower, the Administrative Agent or the Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Lead Borrower, to confirm in writing to the Administrative Agent and the Lead Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Lead Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.25(b)) upon delivery of written notice of such determination to the Lead Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the grant of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith or entering into an agreement to do any of the foregoing.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Term Loan Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Term Loan Maturity Date.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Restricted Subsidiary” shall mean a Domestic Subsidiary that is a Restricted Subsidiary.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Dutch Auction” shall mean an auction conducted by Holdings, the Lead Borrower or a Subsidiary in order to purchase Term Loans as contemplated by Section 9.04(m), as applicable, in accordance with the procedures set forth in Exhibit C.

“ECF Percentage” shall mean, with respect to any fiscal year, if the Total Leverage Ratio as of the end of such fiscal year is (x) greater than 3.50:1.00, 50%, (y) equal to or less than 3.50:1.00 but greater than 2.50:1.00, 25% and (z) equal to or less than 2.50:1.00, 0%.

“Eligible Assignee” means (a) in the case of any assignment of Term Loans, (i) a Lender, (ii) an Affiliate of a Lender, (iii) a Related Fund of a Lender and (iv) any other Person (other than a natural person) approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing or in the case of assignments during the primary syndication of the Commitments and Loans, the Lead Borrower (each such approval not to be unreasonably withheld, conditioned or delayed) and (b) in the case of any assignment of a Revolving Credit Commitment, (i) a Revolving Credit Lender, (ii) an Affiliate of a Revolving Credit Lender, (iii) a Related Fund of a Revolving Credit Lender and (iv) any other Person (other than a natural person) approved by the Administrative Agent, the Issuing Bank, the Swingline Lender and, unless an Event of Default has occurred and is continuing or in the case of assignments during the primary syndication of the Commitments and Loans, the Lead Borrower (each such approval not to be unreasonably withheld, conditioned or delayed); provided that the Lead Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within seven Business Days after having received notice thereof. Notwithstanding the foregoing, “Eligible Assignee” shall not include (a) the Borrowers, any of the Borrowers’ respective Affiliates or any of MIP Inc.’s Affiliates (it being understood and agreed that assignments to Holdings, the Lead Borrower, a Subsidiary or a Fund Affiliate may be made pursuant to Sections 9.04(l) and (m)) or (b) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (b).

“Endorsements” shall mean ALTA (or equivalent) endorsements to lenders’ policies of title insurance typically required by commercial lenders , such as “usury”, “revolving credit”, “first loss”, “lender’s doing business” and aggregation to the extent available in the jurisdiction in which a Significant Real Property is located.

“Environmental Laws” shall mean all former, current and future federal, state, local, supranational, and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, injunctions, judgments, governmental restrictions or requirements, directives, orders (including consent orders), permits, and agreements in each case, relating to the indoor or outdoor environment, natural resources, human health and safety or the presence, Release of or exposure to pollutants or otherwise hazardous materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling, disposal or handling of, or the arrangement for such activities, with respect to any pollutants or otherwise hazardous materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether known or unknown, actual or potential, or contingent or otherwise, arising out of or relating to (a) any Environmental Law, (b) the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling, disposal or handling of, or the arrangement for such activities, with respect to any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the actual or alleged presence or Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing (including without limitation any matter set forth on Schedules 3.09(b) and 3.09(c)).

“EPA” shall mean the United States Environmental Protection Agency.

“Equity Contribution” shall mean the investment, directly or indirectly, by the Investors in Holdings of at least $300,000,000 of additional cash common equity to Holdings on or before the Closing Date in order to fund the Acquisition.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Lead Borrower or any Restricted Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code. For the avoidance of doubt, when any provision of this Agreement relates to a past event or period of time, the term “ERISA Affiliate” includes any person who was, as to the time of such past event or period of time, an “ERISA Affiliate” within the meaning of the preceding sentence.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) a determination that any Plan is or is reasonably expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by Holdings, the Lead Borrower, a Restricted Subsidiary or ERISA Affiliate of any liability under Title IV of ERISA (other than non-delinquent premiums payable to the PBGC under Sections 4006 and 4007 of ERISA), (e) the termination, or the filing of a notice of intent to terminate, any Plan pursuant to Section 4041(c) of ERISA, (f) the receipt by Holdings, any Borrower, any Restricted Subsidiary or any ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the cessation of operations at a facility of Holdings, the Lead Borrower, any Restricted Subsidiary or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA, (h) conditions contained in Section 303(k)(1)(A) of ERISA for imposition of a lien shall have been met with respect to any Plan, (i) the receipt by Holdings, the Lead Borrower, any Restricted Subsidiary or any ERISA Affiliates of any notice from a Multiemployer Plan of a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), in “reorganization” (within the meaning of Section 4241 of ERISA), or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 304 of ERISA) or (j) the occurrence of a non-exempt “prohibited transaction” with respect to which the Lead Borrower or any of the Restricted Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) or with respect to which Holdings, the Lead Borrower or any such Restricted Subsidiary could otherwise be liable.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, for any fiscal year of the Lead Borrower, without duplication, an amount equal to Consolidated EBITDA for such fiscal year, minus (a) Consolidated Interest Expense actually paid in cash during such fiscal year, minus (b) all Taxes actually paid in cash during such fiscal year (including any Restricted Payments made by the Lead Borrower pursuant to Section 6.06(e)), minus (c) Capital Expenditures made in cash during such fiscal year (excluding any reimbursement or other third party payments from private or governmental entities), minus (d) the cash purchase price paid in such fiscal year in connection with Permitted Acquisitions made during such fiscal year to the extent funded with internally-generated cash flows, minus (e) regularly scheduled principal amortization payments made in cash pursuant to Section 2.11 or with respect to the Lead Borrower’s other Total Funded Debt during such fiscal year, minus (f) any increases in the accounts receivable and any decreases in the accounts payable of the Lead Borrower during such fiscal year, plus (g) any decreases in the accounts receivable and any increases in the accounts payable of the Lead Borrower during such fiscal year.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Disregarded Subsidiary” shall mean any Wholly Owned Restricted Subsidiary that is (a) a Domestic Subsidiary, (b) a disregarded entity for U.S. federal income tax purposes and (c) has no material assets other than the Equity Interests of one or more Foreign Subsidiaries that are CFCs.

“Excluded Subsidiary” shall mean each of the following: (a) an Immaterial Subsidiary, (b) a Subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or at the time of acquisition thereof after the Closing Date, in each case, from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, (c) not-for-profit Subsidiaries, if any, (d) Foreign Subsidiaries, (e) any direct or indirect domestic subsidiary of a Foreign Subsidiary that is a CFC and (f) any Excluded Disregarded Subsidiary.

“Excluded Taxes” shall mean, any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Lead Borrower under Section 2.21(a)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letter of Credit” shall mean each Letter of Credit previously issued for the account of the Lead Borrower that (a) is outstanding on the Closing Date and (b) is listed on Schedule 1.01(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter dated as of December 20, 2011, among Holdings and the Arrangers.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the L/C Participation Fees and the Issuing Bank Fees.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by Holdings, the Lead Borrower or a Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by Holdings, the Lead Borrower or any of the Subsidiaries, or the imposition on Holdings, the Lead Borrower or any of the Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law.

“Foreign Lender” shall mean (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Pension Plan” shall mean any benefit plan that under applicable law other than the laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” shall mean a Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Pro Rata Percentage of the outstanding L/C Exposure with respect to Letters of Credit issued by the Issuing Bank other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fuel Derivatives Obligations” means fuel price swaps, fuel price caps and fuel price collar and floor agreements, and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices.

“Fund Affiliate” shall mean, collectively, any Debt Fund Affiliate and any Non-Debt Fund Affiliate.

“GAAP” shall mean United States generally accepted accounting principles applied on a basis consistent with the financial statements delivered pursuant to Section 4.02(j).

“Governmental Authority” shall mean any federal, state, local, supranational or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit F, among the Lead Borrower, Holdings, the Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Guarantee and Collateral Requirements” shall mean the Collateral Agent shall have received a Mortgage for each Significant Real Property and, with respect to each such Mortgage, the following documents: (a) other than with respect to any Mortgage of a Specified Florida Property (other than the De Soto Landfill, located at 14662 NE Highway 70, Arcadia, FL 34266), unless and until such Mortgage of such property shall have been recorded in the applicable real property records pursuant to Section 4.02(e), a policy or policies or marked up unconditional binder of title insurance, as applicable, paid for by the Lead Borrower, issued by a nationally recognized title insurance company reasonably satisfactory to the Collateral Agent, insuring the Lien of such Mortgage as a valid first Lien on the mortgaged property and other collateral described therein, free of any other Liens except Liens permitted by Section 6.01, together with such Endorsements as the Collateral Agent may reasonably request, in an amount equal to the fair market value of the real estate as reasonably estimated by the Lead Borrower based on available information including, book value, assessed value, existing title policy amounts and existing appraisals, and reasonably acceptable to the Collateral Agent; (b) upon the reasonable request of the Collateral Agent, a zoning compliance letter or report in a form reasonably acceptable to the Collateral Agent; (c) upon the request of the Collateral Agent, a survey certified to Collateral Agent and the title company in form and substance reasonably satisfactory to the Collateral Agent; (d) solely with respect to Significant Real Property acquired after the Closing Date and if expressly required by FIRREA, an appraisal complying with the requirements of FIRREA by a third-party appraiser reasonably acceptable to the Collateral Agent in form and substance reasonably satisfactory to the Collateral Agent; (e) an opinion of local counsel, which local counsel shall be selected by the Lead Borrower and approved by the Collateral Agent in the Collateral Agent’s reasonable discretion, substantially in the form attached hereto as Exhibit G; (f) other than with respect to Significant Real Properties that the Lead Borrower demonstrates contain no improvements thereto, the following documents and instruments on the dates specified below: no later than three Business Days prior to the Closing Date, in order to comply with the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System), (i) a completed standard flood hazard determination form, (ii) if the improvement(s) to the improved real property is located in a special flood hazard area, a notification to the Lead Borrower (“Lead Borrower Notice”) and, if applicable, notification to the Lead Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (iii) documentation evidencing the Lead Borrower’s receipt of the Lead Borrower Notice and (iv) if the Lead Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of the flood insurance policy, the Lead Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Collateral Agent; (g) upon the reasonable request of the Collateral Agent, customary Phase I environmental site assessment reports (“Phase Is”) (to the extent not already provided) and reliance letters for such Phase Is (which Phase Is and reliance letters shall be in form and substance reasonably acceptable to the Collateral Agent) and any other environmental information as the Collateral Agent shall reasonably request; and (h) such other instruments and documents (including consulting engineer’s reports, landlord consents and lien searches) as the Collateral Agent shall reasonably request.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean all explosive, ignitable, corrosive, reactive or radioactive substances, materials or wastes, hazardous or toxic substances, materials or wastes or any pollutants or contaminants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all substances, materials or wastes of any nature regulated pursuant to, or which can form the basis of liability under, any Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and Fuel Derivatives Obligations.

“Holdings” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Immaterial Subsidiary” shall mean at any time, a Subsidiary designated by the Lead Borrower to the Administrative Agent in writing as an Immaterial Subsidiary; provided that (a) together with all other Immaterial Subsidiaries, such Subsidiary owns less than an aggregate of five percent (5.0%) of the consolidated total assets of the Lead Borrower and the Subsidiaries and (b) no Subsidiary may be an Immaterial Subsidiary if such Subsidiary guarantees the June 2011 Notes or any Permitted Ratio Debt.

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.26(a).

“Increased Use” shall mean, with respect to a Person or business that is acquired in a Permitted Acquisition, for the applicable period of determination, waste disposed of in its landfills in excess of Internalized Waste.

“Incremental Loan Assumption Agreements” shall mean any Incremental Term Loan Assumption Agreement and any Incremental Revolving Loan Assumption Agreement, as applicable.

“Incremental Loan Commitments” shall mean the Incremental Term Loan Commitments and the Incremental Revolving Credit Commitments.

“Incremental Loan Lenders” shall mean Incremental Term Loan Lenders and Incremental Revolving Loan Lenders, as applicable.

“Incremental Loans” shall mean Loans comprised of Incremental Term Loans and Incremental Revolving Loans, as applicable.

“Incremental Loans Amount” shall mean, at any time, the excess, if any, of (a) $150,000,000 over (b) the aggregate amount of all Incremental Loan Commitments established (and, without duplication, Incremental Loans incurred) prior to such time pursuant to Section 2.26.

“Incremental Revolving Credit Commitment” shall mean the commitment of any Incremental Revolving Lender, established pursuant to Section 2.26, to make Incremental Revolving Loans to the Borrowers.

“Incremental Revolving Lender” shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loan Assumption Agreement” shall mean an Incremental Revolving Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the applicable Borrower, the Administrative Agent and one or more Incremental Revolving Lenders.

“Incremental Revolving Loans” shall mean a Loan made pursuant to an Incremental Revolving Commitment.

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the applicable Borrower, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment” shall mean the commitment of any Incremental Term Lender, established pursuant to Section 2.26, to make Incremental Term Loans to the Borrowers.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” shall mean term loans made by one or more Incremental Term Lenders to a Borrower pursuant to Section 2.01(b). Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.26 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business which are not overdue in accordance with their terms or the Lead Borrower’s normal or ordinary business practices or which are being contested in good faith), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (k) all obligations of such Person as an account party in respect of letters of credit and (l) all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.16.

“Initial Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit H evidencing indebtedness as contemplated by Section 6.02(h).

“Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Election Request” shall mean a notice and request substantially in the form of Exhibit I delivered pursuant to Section 2.10.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including any Swingline Loan), the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Borrowing, the last day of the Interest Period applicable to such Borrowing and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 (or, if agreed by all relevant Lenders, 9 or 12) months thereafter, as the applicable Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Borrowing shall extend beyond the maturity date of such Borrowing. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internalized Waste” shall mean waste collected by the Lead Borrower or a Restricted Subsidiary that is disposed of in a landfill (or other form of final disposal) owned or operated by a Person or business that is acquired in a Permitted Acquisition before consummation of its acquisition by the Lead Borrower or such Restricted Subsidiary.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition (in one transaction or a series of transactions) (or assumption, as applicable) of capital stock or other Equity Interests, Indebtedness, assets constituting a business unit or all or a substantial part of the business of, another Person or (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other

Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but less the return of any capital invested paid in cash.

“Investors” shall mean Macquarie Infrastructure Partners II U.S., L.P. and Macquarie Infrastructure Partners II International, L.P.

“IRS” shall mean the United States Internal Revenue Service.

“Issuing Bank” shall mean, as the context may require, (a) Comerica, acting through any of its Affiliates or branches, in its capacity as the issuer of Letters of Credit hereunder and with respect to each Existing Letter of Credit and (b) any other Lender that may become an Issuing Bank pursuant to Section 2.23(i) or Section 2.23(k), with respect to Letters of Credit issued by such Lender. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“June 2011 Notes” shall mean the Company’s 7 1/2% Senior Notes due 2019, in an initial aggregate principal amount of $175,000,000.

“June 2011 Notes Indenture” shall mean the indenture dated as of June 7, 2011 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time), among the Company, the guarantors party thereto and BOKF, NA dba Bank of Texas as trustee, relating to the issuance of the June 2011 Notes.

“L/C Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.23, as such commitment is set forth on Schedule 2.01(b).

“L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Lead Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Lead Borrower Notice” shall have the meaning assigned to such term in the definition of “Guarantee and Collateral Requirements.”

“Lenders” shall mean (a) the Persons listed on Schedule 2.01(a) (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any standby letter of credit issued pursuant to Section 2.23 and any Existing Letter of Credit.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, (a) with respect to any asset, (i) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, encumbrance, license, charge preference, priority or security interest of any kind or nature whatsoever in or on such asset (including any easement, right of way or other encumbrance on title to real property) and (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Live Earth Earn-Out” shall mean the earn-out provisions set forth in the Equity Interest and Asset Sale Agreement dated as of December 9, 2009 (as amended) by and among the Company, WCA of Massachusetts, LLC, WCA of Ohio, LLC, Live Earth LLC, Champion City Recovery, LLC, Boxer Realty Redevelopment, LLC, Sunny Farms Landfill, LLC and New Amsterdam & Seneca Railroad Company, LLC.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, each Incremental Term Loan Assumption Agreement, the Notes, if any, and any other document executed in connection with the foregoing.

“Loan Parties” shall mean Holdings, the Borrowers and the Subsidiary Guarantors.

“Loans” shall mean the Revolving Loans, the Term Loans and the Swingline Loans.

“Macquarie Capital” shall have the meaning assigned thereto in the definition of “Arrangers.”

“Mandatory Borrowing” shall have the meaning specified in Section 2.22(f).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities or financial condition of the Lead Borrower, Holdings and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrowers, Holdings and the other Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or (c) a material impairment of the rights and remedies of or benefits available to the Lenders under the Loan Documents, taken as a whole.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Lead Borrower or a Restricted Subsidiary in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Lead Borrower or a Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.

“Maturity Date” shall mean, as applicable, each Incremental Term Loan Maturity Date, the Revolving Credit Maturity Date and the Term Loan Maturity Date.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Merger Agreement” shall mean the Agreement and Plan of Merger (together with all exhibits and schedules thereto) dated as of December 21, 2011 among Holdings, the Company and the Initial Borrower to consummate the Acquisition and, if applicable, the other transactions described therein or related thereto.

“MIHI” shall mean MIHI LLC, a Delaware limited liability company.

“MIP Inc.” shall mean Macquarie Infrastructure Partners Inc., a Delaware corporation.

“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Bank in their sole discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean, initially, the owned real properties and leasehold and subleasehold interests of the Loan Parties specified on Schedule 1.01(b), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted.

“Mortgages” shall mean the mortgages, deeds of trust, deeds to secure debt, leasehold mortgages, leasehold deeds of trust or leasehold deeds to secure debt and other similar security documents delivered pursuant to Section 4.02(e), 5.14 or 5.18 substantially in the form of Exhibit J-1 or J-2, as applicable.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA, to which Holdings, the Lead Borrower, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NC/SC Asset Transfer” shall mean the acquisition by Waste Industries USA, Inc. of certain subsidiaries of the Company (or assets of such subsidiaries) with operations in North Carolina and South Carolina for purchase price consideration of $20,000,000 payable in cash at or prior to closing.

“NC/SC Entities” shall mean, collectively, Burnt Poplar Transfer, LLC, Crest Road Recycling, LLC, Material Recovery, LLC, Material Reclamation, LLC, WCA of High Point, LLC, WCA of North Carolina, LLC, WCA Shiloh Landfill, L.L.C. and WCA Wake Transfer Station, LLC.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Lead Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, that, if (x) the Lead Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the Lead Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Lead Borrower and the Restricted Subsidiaries within 365 days of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such 365 day period (or, if the Lead Borrower or a Restricted Subsidiary has contractually committed (with a Person other than an Investor, MIP Inc., any fund managed by MIP Inc. or any subsidiary thereof) within 365 days following receipt of such cash proceeds to reinvest such cash proceeds, the later of (x) such 365th day and (y) 180 days from the date of such commitment) at which time such proceeds shall be deemed to be Net Cash Proceeds; and (b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“NFIP” shall have the meaning assigned to such term in the definition of “Guarantee and Collateral Requirements.”

“Non-Debt Fund Affiliate” shall mean an Affiliate of the Investors (including, without limitation, MIHI) that is neither Holdings, the Lead Borrower, a Subsidiary nor a Debt Fund Affiliate.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Not Otherwise Applied” shall mean, with reference to any proceeds of any transaction or event or of Excess Cash Flow or the Available ECF Amount that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to prepay Loans pursuant to Section 2.13(d) (other than as a result of clause (y) thereof or Section 2.13(i)) and (b) has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction (including, without limitation, Investments permitted under Section 6.02(n), Permitted Acquisitions permitted under Section 6.04(b)(ix) or Restricted Payments permitted under Section 6.06(f)).

“Notes” shall mean any promissory notes evidencing the Term Loans, Other Term Loans, Revolving Loans or Swingline Loans, if any, executed and delivered pursuant to Section 2.04(e) and substantially in the form of Exhibit K-1, K-2 or K-3, as applicable.

“Obligations” shall mean all obligations defined as “Obligations” in the Guarantee and Collateral Agreement and the other Security Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.16(b).

“Organizational Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and including any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(a)).

“Other Term Loans” shall have the meaning assigned to such term in Section 2.26(a).

“Participant” shall have the meaning assigned to such term in Section 9.04(f).

“Participant Register” shall have the meaning specified in Section 9.04(f).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Act” shall mean the Pension Protection Act of 2006.

“Pension Funding Rules” shall mean the rules of the Code and ERISA regarding minimum funding standards (including required contributions and any installment payment thereof) to Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(b).

“Permitted Cure Securities” shall mean equity securities (other than Disqualified Stock) or unsecured Indebtedness that is subordinated in right of payment to the Obligations in a manner reasonably satisfactory to the Administrative Agent of Holdings that is designated as Permitted Cure Securities in a certificate delivered by Holdings to the Administrative Agent that are issued in connection with Cure Rights being exercised by the Lead Borrower under Section 7.02 (the net proceeds of which are contributed to the common equity of the Lead Borrower).

“Permitted Holders” shall mean (a) the Investors and (b) MIP Inc., its managed funds and their Affiliates and respective subsidiaries.

“Permitted Ratio Debt” means Indebtedness of the Lead Borrower or a Restricted Subsidiary (including, without limitation, Indebtedness to third party sellers in connection with Permitted Acquisitions); provided that (a) such Indebtedness is (i) unsecured or (ii) secured on a second lien basis, subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent, (b) such Indebtedness does not mature prior to the date that is one hundred and eighty one (181) days after the latest Maturity Date at the time such Indebtedness is incurred, (c) such Indebtedness has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control or asset sale and customary acceleration rights after an event of default) prior to the date that is one hundred and eighty one (181) days after the latest Maturity Date at the time such Indebtedness is incurred, (d) after giving effect thereto and to the use of the proceeds thereof, (i) no Default or Event of Default shall exist or result therefrom and (ii) the Lead Borrower shall be in compliance, on a pro forma basis, with the financial covenants contained in Sections 6.13 and 6.14 and (e) such Indebtedness is issued on market terms for the type of Indebtedness issued and for issuers having a similar credit profile and in any event (other than pricing and premiums) not materially less favorable to the Lead Borrower, the Restricted Subsidiaries and the Lenders than the terms and conditions of this Agreement; provided that a certificate of the Lead Borrower as to the satisfaction of the conditions described in clause (e) above shall be delivered at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements.

“Permitted Refinancing” means any refinancing, restructuring, refunding, renewal, extension or replacement of Indebtedness permitted hereunder; provided that (i) the principal amount of such indebtedness is not increased at the time of such refinancing, restructuring, refunding, renewal, extension or replacement (except by an amount equal to accrued interest and any reasonable premiums, fees and expenses incurred, in connection with such refinancing, restructuring, refunding, renewal, extension or replacement), (ii) the result of such refinancing, restructuring, refunding, renewal, extension or replacement shall not be an earlier maturity date or decreased weighted average life of such Indebtedness and (iii) the terms relating to collateral (if any) and subordination (if any), and other material terms, taken as a whole, of any such refinancing, restructuring, refunding, renewal, extension or replacement indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are not materially less favorable (taken as a whole) to the Loan Parties or the Secured Parties than the terms of the agreements or instruments governing the Indebtedness being refinanced, refunded, renewed, restructured, extended or replaced.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Phase Is” shall have the meaning assigned to such term in the definition of “Guarantee and Collateral Requirements.”

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is covered by Section 4021 of ERISA, and in respect of which Holdings, the Lead Borrower, any Restricted Subsidiary or any ERISA Affiliate is or, if such plan were terminated, under Section 4069 of ERISA would be, deemed to be an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Pre-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.26(b).

“Post-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.26(b).

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse AG as its prime rate in effect at its principal office in New York City and notified to the Lead Borrower. The prime rate is a rate set by Credit Suisse AG based upon various factors including Credit Suisse AG’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Pro Rata Percentage” of any (a) Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment and (b) Term Lender at any time shall mean the percentage of the aggregate Term Loan Commitment represented by such Lender’s Term Loan Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.

“Public Company” shall have the meaning assigned to such term in the definition of “Qualified Public Offering.”

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Qualified Public Offering” shall mean the underwritten public offering of common Equity Interests of Holdings, Cod Holding or Cod Midco (the Person making such offer being the “Public Company”) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act that results in at least $50,000,000 of Net Cash Proceeds to the Public Company.

“Real Estate” shall mean all real property at any time owned, operated, granted (as grantor or grantee) or leased (as lessee or sublessee) by the Lead Borrower or a Restricted Subsidiary, or a Subsidiary in the case of Sections 3.09, 5.08 and 5.15.

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, as applicable.

“Refinancing” shall mean the repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding Indebtedness of the Company and its subsidiaries listed on Schedule 1.01(c).

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Registered Public Accounting Firm” shall have the meaning specified in the Securities Laws and shall be independent of the Borrowers as prescribed by the Securities Laws.

“Registration Rights Agreement” shall mean the registration rights agreement, dated as of June 7, 2011, among the Company, the guarantors named therein and CS Securities.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, emptying, leaking, dumping, pumping, injection, pouring, deposit, disposal, escaping, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment or into, through, within or upon any building, structure, facility or fixture.

“Repayment Date” shall have the meaning given such term in Section 2.11(a)(i).

“Repricing Transaction” shall mean the prepayment or refinancing of all or any portion of the Term Loans concurrently with the incurrence by the Borrowers of any indebtedness having a lower All-in Yield than, or any amendment that has the effect of reducing the All-in Yield then applicable to, the Term Loans (including any mandatory assignment in connection therewith).

“Required Lenders” shall mean, at any time, Lenders having Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments representing more than 50% of the sum of all Loans outstanding (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments at such time; provided that the Revolving Loans, L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments and Term Loan Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Lead Borrower or a Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Lead Borrower or a Restricted Subsidiary.

“Restricted Subsidiary” shall mean a Subsidiary other than an Unrestricted Subsidiary.

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder (and to acquire participations in Swingline Loans and Letters of Credit as provided for herein) as such commitment is set forth on Schedule 2.01(a), or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.26 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. Unless the context shall otherwise require, the term “Revolving Credit Commitment” shall include the Incremental Revolving Credit Commitments.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan. Unless the context shall otherwise require, the term “Revolving Credit Lender” shall include any Incremental Revolving Credit Lender.

“Revolving Credit Maturity Date” shall mean the date that is five years after the Closing Date.

“Revolving Loans” shall mean the revolving loans made by the Lenders to a Borrower pursuant to clause (ii) of Section 2.01(a). Unless the context shall otherwise require, the term “Revolving Loans” shall include any Incremental Revolving Loans.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Sarbanes-Oxley” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the Securities and Exchange Commission.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is between a Loan Party and any Cash Management Bank.

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing.

“Senior Secured Leverage Ratio” shall mean, on any date, the ratio of (i) Total Funded Indebtedness subject to a Lien outstanding on such date (other than any Permitted Ratio Debt secured on a second lien basis) to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Significant Real Property” shall mean (i) the properties so identified on Schedule 1.01(b) and (ii) any parcel of real property acquired or owned by the Lead Borrower or a Restricted Subsidiary after the Closing Date with an estimated fair market value after such acquisition in excess of $5,000,000, as reasonably estimated by the Lead Borrower based on available information including, book value, assessed value, existing title policy amounts and existing appraisals, and reasonably acceptable to the Collateral Agent.

“Solvent” and “Solvency” shall mean with respect to any Person on any date of determination, that on such date (a) the sum of the liabilities (including contingent liabilities) of such Person does not exceed the present fair saleable value of such Person’s assets, (b) the present fair saleable value of the assets of such Person is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person as they become absolute and matured, (c) the capital of such Person is not unreasonably small in relation to its business as conducted on such date, (d) such Person has not, giving effect to any relevant transactions, incurred debts or other liabilities, including current obligations, beyond its ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise) and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Florida Properties” shall mean (i) the Gainesville Hauling & Transfer Station, located at 5002 SW 41st Boulevard, Gainesville, FL 32608, (ii the St. Lucie Transfer Station, located at 9901 Range Line Road, Port St. Lucie, FL 34987, (iii) Fruitville Hauling & Transfer Station, located at 8001 Fruitville Road, Sarasota, FL 34240, (iv) 63rd Avenue Transfer, located at 1805 63rd Avenue, Bradenton, FL 34203, (v) De Soto Landfill, located at 14662 NE Highway 70, Arcadia, FL 34266 and (vi) Ft. Meade Landfill, located at 3400 US Highway 17, Ft. Meade, FL 33841.

“Specified Representations” shall mean the representations and warranties set forth in Sections 3.01(a) and (b)(ii), 3.02, 3.04, 3.14, 3.16(b), (c) and (d), 3.18 and 3.21.

“SPV” shall have the meaning assigned to such term in Section 9.04(i).

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) established by the Board for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean a subsidiary of the Lead Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(d), and each other Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to, in its discretion, make loans pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.09.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean, as the context may require, (a) Comerica, acting through any of its Affiliates or branches, in its capacity as lender of Swingline Loans hereunder and (b) any other Lender that may become a Swingline Lender pursuant to Section 2.22(h), with respect to Swingline Loans made by such Lender.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.22.

“Syndication Agent” shall mean MIHI.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Tax Sharing True-up” shall mean, with respect to the Lead Borrower, amounts paid or received by, or paid to the account of, the Lead Borrower as reasonable compensation for the use of any net operating loss, capital loss or tax credits of the Lead Borrower in any consolidated federal income tax return of an affiliated group of which the Lead Borrower is a member or of any consolidated or combined state income or franchise tax return for any group of related companies of which the Lead Borrower is a member.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan. Unless the context shall otherwise require, the term “Term Lender” shall include any Incremental Term Lender.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as such commitment is set forth on Schedule 2.01(a), or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. Unless the context shall otherwise require, the term “Term Loan Commitments” shall include the Incremental Term Commitments.

“Term Loan Maturity Date” shall mean the date that is six years after the Closing Date.

“Term Loan Repayment Dates” shall mean the Repayment Dates and the Incremental Term Loan Repayment Dates.

“Term Loans” shall mean the term loans made by the Lenders to a Borrower pursuant to clause (i) of Section 2.01(a). Unless the context shall otherwise require, the term “Term Loans” shall include any Incremental Term Loans.

“Threshold Amount” shall mean $10,000,000.

“Total Funded Debt” shall mean, at any time of determination with respect to the Lead Borrower and the Restricted Subsidiaries, on a consolidated basis, collectively, without duplication, whether classified as indebtedness or otherwise on the consolidated balance sheet of the Lead Borrower and the Restricted Subsidiaries (a) the aggregate amount of Indebtedness for (i) borrowed money or credit obtained or other similar monetary obligations, direct or indirect (including any unpaid reimbursement obligations with respect to letters of credit, but excluding any contingent obligations with respect to letters of credit outstanding), (ii) all obligations evidenced by notes, bonds, debentures, or other similar debt instruments (other than performance bonds, landfill closure and post-closure bonds and undrawn Closure/Post-Closure Letters of Credit), (iii) the deferred purchase price of assets or services (other than trade payables incurred in the ordinary course of business and short term obligations to pay for insurance premiums) and (iv) all obligations, liabilities and indebtedness under Capital Lease Obligations and Synthetic Leases which correspond to principal, plus (b) Indebtedness of the type referred to in clause (a) of another Person Guaranteed by the Lead Borrower or a Restricted Subsidiary.

“Total Leverage Ratio” shall mean, on any date, the ratio of (i) Total Funded Debt on such date to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment is $100,000,000.

“Transactions” shall mean, collectively, (a) the Equity Contribution, (b) the Debt Tender Offer, (c) the execution, delivery and performance by Holdings and the Lead Borrower of the Merger Agreement and the consummation of the transactions contemplated thereby, (d) the NC/SC Asset Transfer, (e) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (f) the Refinancing and (g) the application of the proceeds of the Equity Contribution and the Borrowings (i) to pay for the Acquisition Costs and (ii) for working capital and general corporate purposes, including to pay the Live Earth Earn-Out.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Unrestricted Subsidiary” shall mean (a) each Subsidiary of the Lead Borrower listed on Schedule 1.01(e), (b) a Subsidiary of the Lead Borrower designated by the Lead Borrower as an Unrestricted Subsidiary pursuant to Section 5.19 subsequent to the Closing Date and (c) a Subsidiary of an Unrestricted Subsidiary; provided that in no event shall a Borrower be an Unrestricted Subsidiary.

“Uniform Customs” shall have the meaning assigned to such term in Section 9.07.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.20(g).

“WCA Systems” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Wholly Owned Restricted Subsidiary” shall mean a Wholly Owned Subsidiary of a Borrower that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Loan Party and the Administrative Agent.

“Yield Differential” shall have the meaning assigned to such term in Section 2.26(b).

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement, (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that if the Lead Borrower notifies the Administrative Agent that the Lead Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Lead Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Lead Borrower and the Required Lenders and (c) for purposes of determining compliance with any provision of this Agreement, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, or any successor proposal

SECTION 1.03. Pro Forma Calculations. All pro forma calculations permitted or required to be made by the Lead Borrower or a Subsidiary pursuant to this Agreement shall include only those adjustments that would be (a) permitted or required by Regulation S-X under the Securities Act, together with those adjustments that (i) have been certified by a Financial Officer of the Lead Borrower as having been prepared in good faith based upon reasonable assumptions and (ii) are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (b) required by the definition of Consolidated EBITDA.

SECTION 1.04. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Borrowing”).

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, (i) to make a Term Loan to the Lead Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment and (ii) to make Revolving Loans to the Borrowers, at any time and from time to time on or after the date hereof, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment; provided that the aggregate principal amount of Revolving Loans made on the Closing Date shall not exceed $5,000,000. Within the limits set forth in clause (ii) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

(b) Each Lender having an Incremental Term Loan Commitment, severally and not jointly, hereby agrees, subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental Term Loan Assumption Agreement, to make Incremental Term Loans to the Borrowers, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

SECTION 2.02. Loans. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f) or Loans made pursuant to Section 2.22, the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 (except, with respect to any Incremental Term Borrowing, to the extent otherwise provided in the related Incremental Term Loan Assumption Agreement) or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.02(f), 2.08, 2.15 and 2.22, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the applicable Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided further that the Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than six Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans made pursuant to (i) Section 2.02(f) or (ii) Loans made pursuant to Section 2.22 (which Loans shall be made in accordance with Section 2.22), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 2:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the applicable Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender agrees, and the Borrowers jointly and severally agree, to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

(f) If the Issuing Bank shall not have received from the Borrowers the payment required to be made by Section 2.23(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that (i) if the conditions precedent to borrowing set forth in Sections 4.01(b) and (c) have been satisfied, such amount shall be deemed to constitute an ABR Revolving Loan of such Lender and, to the extent of such payment, the obligations of the Borrowers in respect of such L/C Disbursement shall be discharged and replaced with the resulting ABR Revolving Credit Borrowing and (ii) if such conditions precedent to borrowing have not been satisfied, then any such amount paid by any Revolving Credit Lender shall not constitute a Loan and shall not relieve the Borrowers from their obligations to reimburse such L/C Disbursement), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrowers pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender agrees, and the Borrowers jointly and severally agree, to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrowers, a rate per annum equal to the interest rate applicable to ABR Revolving Loans pursuant to Section 2.06(a) and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.

SECTION 2.03. Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan, a deemed Borrowing pursuant to Section 2.02(f) or a Mandatory Borrowing pursuant to Section 2.22(f), in each case, as to which this Section 2.03 shall not apply), the applicable Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before a proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing, an Incremental Term Borrowing or a Revolving Credit Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing (provided that, until the Administrative Agent shall have notified the Lead Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Closing Date), no Borrower shall be permitted to request a Eurodollar Borrowing with an Interest Period in excess of one month); (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s Pro Rata Percentage of the requested Borrowing.

SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrowers hereby unconditionally, jointly and severally, promise to pay to the Administrative Agent for the account of each Lender (i) the principal amount of each Term Loan of such Lender as provided in Section 2.11 and (ii) the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date. The Borrowers hereby further jointly and severally promise to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Revolving Credit Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender to such Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from a Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrowers. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05. Fees. (a) The Borrowers, jointly and severally, agree to pay to each Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to 0.50% per annum on the daily unused amount of the Revolving Credit Commitment of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which the Revolving Credit Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For purposes of calculating Commitment Fees only, no portion of the Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

(b) The Borrowers, jointly and severally, agree to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).

(c) The Borrowers, jointly and severally, agree to pay (i) to each Revolving Credit Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein (if different from the last Business Day of one of the above mentioned months), a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to (A) with respect to Letters of Credit constituting Closure/Post-Closure Letters of Credit for landfills with remaining permitted lives expiring after the latest Maturity Date, 75% of the Applicable Margin used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06(b) and (B) with respect to all other Letters of Credit, the Applicable Margin used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.06(b) and (ii) to the Issuing Bank with respect to each Letter of Credit (x) a fronting fee which shall accrue at the greater of (A) a rate equal to 0.25% on the average daily amount of the L/C Exposure (excluding any portion thereof attributable to unpaid reimbursement obligations pursuant to Section 2.23(e)) and (B) $250.00 per annum, in each case during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any L/C Exposure as well as (y) the customary issuance and drawing fees and the standard documentation, administration, payment and cancellation charges specified from time to time by the Issuing Bank (the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360, at all times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07. Default Interest. If (i) a Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder or under any other Loan Document, by acceleration or otherwise or (ii) (A) an Event of Default under Section 7.01 has occurred and is continuing and (B) with respect to an Event of Default other than pursuant to Section 7.01(a), (f), or (g), the Required Lenders so vote, then, in the case of clause (i) above, until such defaulted amount shall have been paid in full or, in the case of clause (ii) above, from the date such vote has been exercised by the Required Lenders or, in the case of an Event of Default pursuant to Section 7.01(a), (f) or (g), the date such Event of Default occurred, as the case may be, and for so long as such Event of Default is continuing, to the extent permitted by law, all amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days at all times) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that (i) Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the

London interbank market, (ii) the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the Lenders holding a majority in principal amount of the Loans affected thereby of making or maintaining Eurodollar Loans during such Interest Period or (iii) reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Lead Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Lead Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or Section 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09. Termination and Reduction of Commitments. (a) The Term Loan Commitments (other than any Incremental Term Loan Commitments, which shall terminate as provided in the related Incremental Term Loan Assumption Agreement) shall automatically terminate upon the making of the Term Loans on the Closing Date. The Revolving Credit Commitments and the Swingline Commitment shall automatically terminate on the Revolving Credit Maturity Date. The L/C Commitment shall automatically terminate on the earlier to occur of (i) the termination of the Revolving Credit Commitments and (ii) the date 30 days prior to the Revolving Credit Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on [•], 2012, if the initial Credit Event shall not have occurred by such time.

(b) Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Lead Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments, the Revolving Credit Commitments or the Swingline Commitment; provided, that (i) each partial reduction of the Term Loan Commitments or the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000, (ii) each partial reduction of the Swingline Commitment shall be in an integral multiple of $250,000 and in a minimum amount of $1,000,000, (iii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time and (iv) any such termination or reduction notice may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Lead Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) Each reduction in the Term Loan Commitments or the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrowers shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Revolving Credit Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.10. Conversion and Continuation of Borrowings. Each Borrower shall have the right at any time upon delivery of an irrevocable Interest Election Request to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing of such Borrower into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing of such Borrower into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing of such Borrower to another permissible Interest Period, subject in each case to the following:

(i) until the Administrative Agent shall have notified the Lead Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Closing Date), no ABR Borrowing may be converted into a Eurodollar Borrowing with an Interest Period in excess of one month;

(ii) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(iii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iv) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the applicable Borrower at the time of conversion;

(v) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the applicable Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(vi) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vii) any portion of a Eurodollar Borrowing that cannot be continued as a Eurodollar Borrowing by reason of the immediately preceding clause (vi) shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(viii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Term Loan Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings comprised of Term Loans or Other Term Loans, as applicable, with Interest Periods ending on or prior to such Term Loan

Repayment Date and (B) the ABR Term Borrowings comprised of Term Loans or Other Term Loans, as applicable, would not be at least equal to the principal amount of Term Borrowings to be paid on such Term Loan Repayment Date; and

(ix) after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each Interest Election Request pursuant to this Section 2.10 shall be irrevocable and shall specify (i) the identity and amount of the Borrowing that the applicable Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, such Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s Pro Rata Percentage of any converted or continued Borrowing. If the applicable Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing.

SECTION 2.11. Repayment of Term Borrowings. (a) (i) The Borrowers shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”), a principal amount of the Term Loans other than Other Term Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12, 2.13(g) and 2.26(d)) equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Repayment Date	Amount
June 30, 2012	$687,500
September 30, 2012	$687,500
December 31, 2012	$687,500
March 31, 2013	$687,500
June 30, 2013	$687,500
September 30, 2013	$687,500
December 31, 2013	$687,500

March 31, 2014	$687,500
June 30, 2014	$687,500
September 30, 2014	$687,500
December 31, 2014	$687,500
March 30, 2015	$687,500
June 30, 2015	$687,500
September 30, 2015	$687,500
December 31, 2015	$687,500
March 31, 2016	$687,500
June 30, 2016	$687,500
September 30, 2016	$687,500
December 31, 2016	$687,500
March 31, 2017	$687,500
June 30, 2017	$687,500
September 30, 2017	$687,500
December 31, 2017	$687,500
[March 23, 2018]	$259,187,500

(ii) The Borrowers shall pay to the Administrative Agent, for the account of the Incremental Term Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12 and 2.13(g)) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) In the event and on each occasion that the Term Loan Commitments shall be reduced or shall expire or terminate other than as a result of the making of a Term Loan, the installments payable on each Repayment Date shall be reduced pro rata by an aggregate amount equal to the amount of such reduction, expiration or termination.

(c) To the extent not previously paid, all Term Loans and Other Term Loans shall be due and payable on the Term Loan Maturity Date and the applicable Incremental Term Loan Maturity Date, respectively, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(d) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

SECTION 2.12. Voluntary Prepayment. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing of such Borrower, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(b) Voluntary prepayments of Term Loans shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11 as directed by the Lead Borrower (or, absent such directions, in direct order of maturity).

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the applicable Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the applicable Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided further, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension. All prepayments under this Section 2.12 shall be subject to Sections 2.12(d) and 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(d) Upon any voluntary prepayment of Term Loans pursuant to this Section 2.12 in connection with a Repricing Transaction on or prior to the first anniversary of the Closing Date, the Borrowers shall pay a prepayment fee of one percent (1.0%) of the principal amount of the Term Loans so prepaid or subject to such Repricing Transaction, as applicable.

SECTION 2.13. Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrowers shall, on the date of such termination, repay or prepay all of their outstanding Revolving Credit Borrowings and all outstanding Swingline Loans and replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and the Issuing Bank in its sole and absolute discretion with respect to) all outstanding Letters of Credit. If, after giving effect to any partial reduction of the Revolving Credit Commitments or at any other time, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment, then the Borrowers shall, on the date of such reduction or at such other time, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) and, after the Revolving Credit Borrowings and Swingline Loans shall have been repaid or prepaid in full, replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and the Issuing Bank in its sole and absolute discretion with respect to) Letters of Credit in an amount sufficient to eliminate such excess.

(b) Not later than the third Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale, the Lead Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.13(g) to the extent such Net Cash Proceeds, together with the Net Cash Proceeds of all Asset Sales prior to the date of such sale, exceed $1,000,000 in any fiscal year.

(c) [Reserved]

(d) No later than the earlier of (i) 90 days after the end of each fiscal year of the Lead Borrower, commencing with the fiscal year ending on December 31, 2012 and (ii) the date on which the financial statements with respect to such period are delivered pursuant to Section 5.01(a), the Lead Borrower shall prepay outstanding Term Loans in accordance with Section 2.13(g) in an aggregate principal amount equal to (x) the ECF Percentage of Excess Cash Flow for the fiscal year then ended (or in the case of the fiscal year ending December 31, 2012, for the nine month period then ended) minus (y) voluntary prepayments of Term Loans and Revolving Loans under Section 2.12 during such fiscal year but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness.

(e) In the event that any Loan Party or a Restricted Subsidiary shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of any Loan Party or a Restricted Subsidiary (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.03), the Lead Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such Restricted Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(g).

(f) [Reserved]

(g) Mandatory prepayments of outstanding Term Loans under this Agreement shall be allocated pro rata between the Term Loans and the Other Term Loans and applied in the case of the first eight installments, in direct order of maturity and thereafter, pro rata against the remaining scheduled installments of principal due in respect of the Term Loans and the Other Term Loans under Sections 2.11(a)(i) and (ii), respectively; provided that such mandatory prepayments shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Eurodollar Loans; provided further that if a Lender rejects its applicable share of such mandatory prepayments, then such mandatory prepayments shall be applied pro rata across ABR Loans and Eurodollar Loans.

(h) The applicable Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the applicable Borrower setting forth in reasonable detail the calculation of the amount of such prepayment to be paid by the applicable Borrower (other than in connection with a mandatory prepayment under Section 2.13(d) to the extent such calculation is set forth in the compliance certificate delivered pursuant to Section 5.02(a)) and (ii) (other than in connection with a mandatory prepayment under Section 2.13(a)) at least three Business Days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment (other than prepayments of ABR Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments).

(i) Each Lender may reject all (but not less than all) of its applicable share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to this Section 2.13 by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the applicable Borrower no later than 5:00 p.m., New York City time, one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a Lender shall specify the principal amount of the mandatory prepayment of Loans rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Loans. Any Declined Proceeds shall be retained by the applicable Borrower.

SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or the Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate), (ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or (iii) shall impose on such Lender or the Issuing Bank or the London interbank market any other condition (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Bank or such other Recipient of making or maintaining any Eurodollar Loan (or, in the case of any Change in Law with respect to Taxes, any Loan) or increase the cost to any Lender, the Issuing Bank or such other Recipient of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender, the Issuing Bank or such other Recipient to be material, then the Borrowers will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, upon demand such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank shall have determined that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by the Issuing Bank pursuant hereto to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy or liquidity) by an amount deemed by such Lender or the Issuing Bank to be material, then from time to time the Borrowers shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender, an Issuing Bank or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or such other Recipient or the holding company of either, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Lead Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender, the Issuing Bank or such other Recipient the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender, the Issuing Bank or such other Recipient to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s, the Issuing Bank’s or such other Recipient’s right to demand such compensation; provided that the Borrowers shall not be under any obligation to compensate any Lender, the Issuing Bank or such other Recipient under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section 2.14 shall be available to each Lender, the Issuing Bank and each other Recipient regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Lead Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

(b) For purposes of this Section 2.15, a notice to the Lead Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Lead Borrower.

SECTION 2.16. Breakage. The Borrowers shall, jointly and severally, indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by a Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth in reasonable detail any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Lead Borrower and shall be conclusive absent manifest error.

SECTION 2.17. Pro Rata Treatment. Except with respect to an assignment of Term Loans to Holdings, the Lead Borrower or a Subsidiary pursuant to Section 9.04(m) and as provided below in this Section 2.17 with respect to Swingline Loans, subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, and as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). For purposes of determining the available Revolving Credit Commitments of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against a Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, that (i) if any such purchase or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or adjustments shall be rescinded to the extent of such recovery and the purchase price or adjustment restored without interest and (ii) the provisions of this Section 2.18 shall not be construed to apply to (x) any payment made by Holdings, the Lead Borrower or a Subsidiary pursuant to and in accordance with the express terms of this Agreement (including, without limitation, in connection with an assignment of Term Loans to Holdings, the Lead Borrower or a Subsidiary pursuant to Section 9.04(m)) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant. Holdings and the Borrowers expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the applicable Borrower and Holdings to such Lender by reason thereof as fully as if such Lender had made a Loan directly to such Borrower in the amount of such participation.

SECTION 2.19. Payments. (a) The Borrowers shall make each payment (including principal of or interest on any Borrowing, any L/C Disbursement or any Fees or other amounts) hereunder or under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the Issuing Bank, and (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.22(e)) shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.20. Taxes. (a) Issuing Bank. For purposes of this Section 2.20, the term “Lender” includes the Issuing Bank.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.20, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the applicable Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes imposed on the receipt of such refund) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax to which the refund was imposed had never been imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15, (iii) the Borrowers are required to pay any Indemnified Taxes or additional amounts with respect thereto to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.20, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Lead Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders or (v) any Lender becomes a Defaulting Lender, then, in each case, the Lead Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or the Issuing Bank, as the case may be, and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations (and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification); provided that, (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Lead Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Bank and the Swingline Lender) to the extent required under Section 9.04, which consents shall not unreasonably be withheld, conditioned or delayed and (z) the Borrowers or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or the Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or the Issuing Bank hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16 and, in connection with an assignment pursuant to clause (iv) above relating to an amendment or modification to this Agreement to effect a Repricing Transaction, the prepayment fee pursuant to Section 2.12(d) (with such assignment being deemed to be a voluntary prepayment for purposes of determining the applicability of Section 2.12(d)), such amount to be payable by the Borrowers); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, cease to have the consequences specified in Section 2.15 or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (b) below), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event, shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender and the Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender or the Issuing Bank, as the case may be, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s or the Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b) If (i) any Lender or the Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrowers are required to pay any Indemnified Taxes or additional amounts with respect thereto to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank, pursuant to Section 2.20, then such Lender or the Issuing Bank shall use reasonable efforts (which shall not require such Lender or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) to assign its rights (other than its existing rights to payments pursuant to Section 2.14 or Section 2.20) and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such assignment would reduce its claims for compensation under Section 2.14 or Section 2.20, would enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrowers hereby jointly and severally agree to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such assignment, delegation and transfer.

SECTION 2.22. Swingline Loans. (a) Swingline Commitment. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Swingline Lender may, in its sole and absolute discretion, make Swingline Loans to the Borrowers at any time and from time to time on and after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitments, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans exceeding $15,000,000 or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Total Revolving Credit Commitment. Each Swingline Loan (other than Swingline Loans made pursuant to Section 2.22(g)) shall be in a principal amount that is an integral multiple of $1,000,000. The Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, the Borrowers may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein. Notwithstanding anything to the contrary contained in this Section 2.22 or elsewhere in this Agreement, the Swingline Lender shall not make any Swingline Loan after it has received written notice from a Borrower, any other Loan Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default in accordance with Section 9.08(b).

(b) Swingline Loans. Other than with respect to Swingline Loans made pursuant to Section 2.22(g), the applicable Borrower shall notify the Swingline Lender (with a copy to the Administrative Agent) by fax, or by telephone (promptly confirmed by fax), not later than 12:00 (noon), New York City time, on the day of a proposed Swingline Loan. Such notice shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan and the wire transfer instructions for the account of such Borrower to which the proceeds of the Swingline Loan should be disbursed. The Swingline Lender shall make each Swingline Loan by wire transfer to the account specified in such request.

(c) Prepayment. Each Borrower shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving irrevocable written or fax notice (or telephone notice promptly confirmed by written or fax notice) to the Swingline Lender (with a copy to the Administrative Agent) before 12:00 (noon), New York City time, on the date of prepayment at the Swingline Lender’s address for notices specified in Section 9.01.

(d) Interest. Each Swingline Loan shall be an ABR Loan and, subject to the provisions of Section 2.07, shall bear interest as provided in Section 2.06(a).

(e) Participations. The Swingline Lender may, by written notice referencing this Section 2.22(e) given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day, in its sole discretion, require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding; provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 7.01(f) or (g) or upon the exercise of any of the remedies provided in the last paragraph of Section 7.01. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Credit Lenders will participate. The Administrative Agent will, promptly upon receipt of such notice, give notice to each Revolving Credit Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan. In furtherance of the foregoing, each Revolving Credit Lender hereby irrevocably, absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Pro Rata Percentage of such Swingline Loan. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) (and in no event not later than 3:00 p.m., New York City time) with respect to Loans made by such

Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Lead Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments by the applicable Borrower in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from a Borrower (or other Person on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers (or other Person liable for obligations of the Borrowers) of any default in the payment thereof.

(f) Mandatory Borrowings. The Swingline Lender may, by written notice referencing this Section 2.22(f) given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day, in its sole discretion, require that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans; provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 7.01(f) or (g) or upon the exercise of any of the remedies provided in the last paragraph of Section 7.01, in which case one or more Borrowings of Revolving Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Revolving Credit Lenders based on their Pro Rata Percentages and the proceeds thereof shall be applied directly by the Administrative Agent to repay the Swingline Lender for such outstanding Swingline Loans. Each Revolving Credit Lender hereby irrevocably, absolutely and unconditionally, agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Administrative Agent on behalf of the Swingline Lender. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Lead Borrower of any Mandatory Borrowing made pursuant to this paragraph. Any amounts received by the Swingline Lender from a Borrower (or other Person on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a Mandatory Borrowing shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have funded their obligations pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The refinancing of a Swingline Loan with a Mandatory Borrowing pursuant to this paragraph shall not relieve the Borrowers (or other Person liable for obligations of the Borrowers) of any default in the payment of such Mandatory Borrowing. Mandatory Borrowings shall be made upon the notice specified above, with each Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in this Section 2.22(f).

(g) Check Overdrafts. The Swingline Lender may also, in its sole and absolute discretion and without regard to the minimum increments set forth in Section 2.22(a), make Swingline Loans to the Lead Borrower by entry of credits to the Lead Borrower’s operating account(s) with the Swingline Lender to cover checks which the Lead Borrower has drawn or made against such account and shall promptly (and in no event not later than 3:00 p.m., New York City time on such day) provide written notice to the Administrative Agent specifying the amount of any overdrafts being advanced as Swingline Loans and the date on which such Loans are made. The Lead Borrower hereby requests and authorizes the Swingline Lender to make from time to time such Swingline Loans by means of appropriate entries of such credits sufficient to cover checks then presented. The Lead Borrower acknowledges and agrees that, unless otherwise expressly set forth in this Section 2.22(g), the making of such Swingline Loans shall be subject in all respects to the provisions of this Agreement as if they were Swingline Loans covered by a request under Section 2.22(b) and the requirements that the applicable provisions of Section 4.02 (in the case of Swingline Loans made on the Closing Date) and Section 4.01 be satisfied. All actions taken by the Swingline Lender pursuant to the provisions of this Section 2.22(g) shall be conclusive and binding on the Lead Borrower absent manifest error or such Swingline Lender’s gross negligence or willful misconduct. Each Revolving Credit Lender shall be obligated to (x) acquire participations in any Swingline Loan made pursuant to this Section 2.22(g) in accordance with Section 2.22(e) and (y) fund a Mandatory Borrowing in connection with this Section 2.22(g) in accordance with Section 2.22(f), as applicable; provided that prior to (i) the occurrence of a Default or an Event of Default or (ii) the Swingline Lender terminating or suspending its obligations to make Swingline Loans, the Swingline Lender may deliver notice to the Administrative Agent requiring the Revolving Credit Lenders to acquire such participations or fund such Mandatory Borrowing, as applicable, solely to the extent that the aggregate principal amount of such Swingline Loans is at least $100,000.

(h) Additional Swingline Lenders. The Lead Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) and such Lender, designate one or more additional Lenders to act as a swingline lender under the terms of this Agreement, subject to reporting requirements reasonably satisfactory to the Administrative Agent with respect to issuances, amendments, extensions and terminations of Swingline Loans by such additional swingline lender. Any Lender designated as a swingline lender pursuant to this paragraph (h) shall be deemed to be a “Swingline Lender” (in addition to being a Lender) in respect of Swingline Loans issued or to be issued by such Lender, and, with respect to such Swingline Loan, such term shall thereafter apply to the other Swingline Lender and such Lender.

SECTION 2.23. Letters of Credit. (a) General. Each Borrower may request the issuance of a Letter of Credit for its own account or for the account of any of the Restricted Subsidiaries (in which case such Borrower and such Restricted Subsidiary shall be co-applicants with respect to such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time while the L/C Commitment remains in effect as set forth in Section 2.09(a). This Section 2.23 shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the applicable Borrower shall hand deliver or fax to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the aggregate principal amount of outstanding Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s L/C Commitment, (ii) the L/C Exposure shall not exceed the Aggregate L/C Commitment and (iii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, that a Letter of Credit may, upon the request of the applicable Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

(d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit or, in the case of the Existing Letters of Credit, effective upon the Closing Date. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrowers (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrowers shall pay to the Administrative Agent an amount equal to such L/C Disbursement within one Business Day after the Lead Borrower shall have received notice from the Issuing Bank that payment of such draft will be made; provided that such Borrower may, subject to satisfaction of the conditions to borrowing set forth in Section 4.01 and the prior notice requirements in Section 2.03 or 2.22(b), as applicable, request that such payment be financed with (x) an ABR Revolving Borrowing in an amount equal to such payment or (y) subject to availability under the Swingline Commitment and the Swingline Lender’s consent to provide such a Swingline Loan, a Swingline Loan in an amount equal to such payment, and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan, as applicable.

(f) Obligations Absolute. The Borrowers’ obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, setoff, defense (other than payment of the relevant obligation in full in cash) or other right that a Borrower, any other party guaranteeing, or otherwise obligated with, a Borrower, a Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.23, constitute a legal or equitable discharge of the Borrowers’ obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrowers hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. It is further understood and agreed that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the Issuing Bank.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Administrative Agent and the Lead Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligations to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit issued by the Issuing Bank, then, unless the Borrowers shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of such payment or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Revolving Loan.

(i) Resignation or Removal of an Issuing Bank. The Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Lead Borrower, and may be removed at any time by the Lead Borrower by notice to the Issuing Bank, the Administrative Agent and the Lenders. Upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender that shall agree to serve as a successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of such retiring Issuing Bank. At the time such removal or resignation shall become effective, the Borrowers shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Lead Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of such previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, the Borrowers shall, on the Business Day the Lead Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit) thereof and of the amount to be deposited, deposit in an account with the Collateral Agent, for the benefit of the Revolving Credit Lenders, an amount in cash equal to 105% of L/C Exposure as of such date; provided that the obligation to deposit such cash will become effective immediately, and such deposit will become immediately payable in immediately available funds, without demand or notice of any kind, upon the occurrence of an Event of Default described in Section 7.01(f) or (g). Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrowers for the L/C Exposure at such time and (iii) if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders holding participations in outstanding Letters of Credit representing greater than 50% of the aggregate undrawn amount of all outstanding Letters of Credit), be applied to satisfy the Obligations. If the Borrowers are required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived. Upon the payment in full of all Obligations (other than contingent indemnity obligations as to which no claim has been made) the termination of all Commitments and the cancellation of all Letters of Credit, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto).

(k) Additional Issuing Banks. The Lead Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement, subject to reporting requirements reasonably satisfactory to the Administrative Agent with respect to issuances, amendments, extensions and terminations of Letters of Credit by such additional issuing bank. Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

(l) Letter of Credit Reports. To the extent any Letters of Credit issued by the Issuing Bank are outstanding, the Issuing Bank shall furnish to the Administrative Agent (which shall promptly notify each Revolving Credit Lender) and the Lead Borrower not later than ten (10) Business Days prior to the end of each calendar quarter and from time to time upon reasonable prior notice, a written report substantially in the form of Exhibit O.

SECTION 2.24. Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender.

(a) Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Collateral Agent, for the benefit of the Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Exposure, to be applied pursuant to clause (b) below. If at any time the Collateral Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Collateral Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Collateral Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.24 or Section 2.25 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.24 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.25 the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by a Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

SECTION 2.25. Defaulting Lender. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.01 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder, third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.24, fourth, as the Lead Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth, if so determined by the Administrative Agent and the Lead Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.24, sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments without giving effect to Section 2.25(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.25(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.24.

(C) With respect to any L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such L/C Participation Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank and the Swingline Lender, as applicable, the amount of any such L/C Participation Fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay the remaining amount of any such L/C Participation Fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.24.

(b) Defaulting Lender Cure. If the Lead Borrower, the Administrative Agent and the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Revolving Credit Commitments (without giving effect to Section 2.25(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of a Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 2.26. Incremental Loans. (a) Each Borrower may, by written notice to the Administrative Agent from time to time, request (x) Incremental Term Loan Commitments from one or more Incremental Term Lenders, all of which must be Eligible Assignees and (y) Incremental Revolving Credit Commitments from one or more Incremental Revolving Lenders; provided that the aggregate amount of Incremental Term Loans and/or Incremental Revolving Commitments so requested by the Borrowers shall not exceed the Incremental Loans Amount. Such notice shall set forth (i) the amount of the Incremental Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or such lesser amount equal to the remaining Incremental Loans Amount with respect to Incremental Term Loan Commitments), (ii) the date on which such Incremental Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice) (the “Increase Effective Date”) and (iii) with respect to Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are commitments to make additional Term Loans or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”).

(b) Each Borrower may seek Incremental Loan Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Loan Lenders in connection therewith. The applicable Borrower and each Incremental Loan Lender shall execute and deliver to the Administrative Agent an Incremental Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Loan Commitment of each Incremental Loan Lender. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Loan Commitment and the Incremental Loans evidenced thereby, and the Administrative Agent and the applicable Borrower may revise this Agreement to evidence such amendments (without the consent of any other Lender); provided, that:

(i) the Incremental Revolving Credit Commitments shall be implemented as an increase to the Revolving Credit Commitments and the terms of the Incremental Revolving Credit Commitments and Incremental Revolving Loans shall be identical to the Revolving Credit Commitments and the Revolving Loans;

(ii) the terms and provisions of the Incremental Term Loans shall be identical to those of the Term Loans, except as to maturity, interest rates, fees and amortization (which shall be subject to the following clauses (x) through (z)) and except as otherwise agreed by the Required Lenders; provided that unless otherwise agreed by the Required Lenders, (x) the final maturity date of any Other Term Loans shall be no earlier than the Term Loan Maturity Date, (y) the average life to maturity of the Other Term Loans shall be no shorter than the average life to maturity of the Term Loans and (z) if the All-in Yield on such Other Term Loans exceeds the All-in Yield applicable to Eurodollar Term Loans, by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Margin then in effect for Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Other Term Loans; and

(iii) to the extent the Revolving Credit Commitments are being increased on the relevant Increase Effective Date in connection with any Incremental Revolving Credit Commitments, the Administrative Agent and the applicable Borrower shall determine the final allocation of such increase on the Increase Effective Date and the Administrative Agent shall promptly notify the applicable Borrower and the Revolving Credit Lenders of the final allocation of such increase and the Increase Effective Date. On the Increase Effective Date, each of the Revolving Credit Lenders having a Revolving Credit Commitment prior to such Increase Effective Date (“Pre-Increase Revolving Lenders”) shall assign to any Revolving Lender which is acquiring a new or additional Revolving Credit Commitment on the Increase Effective Date (“Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender such participation interests in L/C Exposure outstanding on such Increase Effective Date, and purchase Revolving Loans from Pre-Increase Revolving Lenders (or the Borrowers shall prepay Revolving Loans of Pre-Increase Revolving Lenders (and pay any additional amounts required pursuant to Section 2.16) and borrow Revolving Loans from Post-Increase Revolving Lenders) pursuant to procedures reasonably acceptable to the Administrative Agent such that after giving effect to all such assignments and purchases and repayments and borrowings, such Revolving Loans and participation interests in L/C Exposure will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Pro Rata Percentage of the Revolving Credit Commitments after giving effect to such increased Revolving Credit Commitments.

(c) Notwithstanding the foregoing, no Incremental Loan Commitment shall become effective under this Section 2.26 unless (i) on the date of such effectiveness, and after giving effect to such Incremental Loan Commitment (assuming that the related Incremental Loans were drawn in full on such date), (x) the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied, (y) the Senior Secured Leverage Ratio shall be less than or equal to 4.50:1.00 on a pro forma basis and (z) the Administrative Agent shall have received a certificate as to the foregoing dated such date and executed by a Financial Officer of the Lead Borrower and (ii) except as otherwise specified in the applicable Incremental Loan Assumption Agreement, the Administrative Agent shall have received (with sufficient copies for each of the Incremental Loan Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.02.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Lead Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Loans on a pro rata basis. This may be accomplished by requiring each outstanding Eurodollar Borrowing to be converted into an ABR Borrowing on the date of each Incremental Loan, or by allocating a portion of each Incremental Loan to each outstanding Eurodollar Borrowing on a pro rata basis. Any conversion of Eurodollar Loans to ABR Loans required by the preceding sentence shall be subject to Section 2.16. If any Incremental Loan is to be allocated to an existing Interest Period for a Eurodollar Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Loan Assumption Agreement. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.11(a)(i) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans and shall be further increased for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Term Lenders were entitled before such recalculation.

(e) The Incremental Loans and Incremental Loan Commitments established pursuant to this Section 2.26 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents except to the extent otherwise provided in the Incremental Loan Assumption Agreement applicable thereto. The Loan Parties shall take any actions reasonably requested by the Administrative Agent to ensure that the Liens granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Incremental Loans or any such new Incremental Loan Commitments.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrowers represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders that:

SECTION 3.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary thereof (and solely with respect to clause (d) hereof, each Loan Party’s respective subsidiaries) (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate or other organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own, lease or operate its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the laws of each jurisdiction where such qualification is required for the conduct of its business and (d) is in compliance with all applicable laws (including Environmental Laws) and all orders, writs injunctions and decrees applicable to it or to its properties; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Loan Party’s Organizational Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any of its Restricted Subsidiaries (other than with respect to Indebtedness to be repaid in the Refinancing or the Debt Tender Offer) or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject or (c) violate any applicable law.

SECTION 3.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents except, (x) solely with respect to clause (d), to the extent such approval, consent, exemption, authorization, notice or filing is required solely due to the Administrative Agent’s business, operations or status as a national banking association and (y) for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (ii) the approvals, consents exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect written copies of which have been furnished to the Administrative Agent on or prior to the Closing Date.

SECTION 3.04. Enforceability; Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party in accordance with its terms except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 3.05. Financial Statements; No Material Adverse Effect. (a) The Lead Borrower has heretofore delivered to the Arrangers audited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Company and its subsidiaries for the three (3) most recently completed fiscal years of the Company ended at least 90 days before the Closing Date. Such audited financial statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Company and its subsidiaries as of the date thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Company and its subsidiaries as of the dates thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The Lead Borrower has heretofore delivered to the Arrangers unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Company and its subsidiaries for each fiscal quarter subsequent to the most recent audited financial statements referred to in Section 3.05(a) ended at least 45 days before the Closing Date (other than any fiscal fourth quarter). Such unaudited financial statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Company and its subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 3.05 sets forth all material indebtedness and other material liabilities, direct or contingent, of the Company and its subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness, to the extent not reflected in such financial statements.

(c) Since December 31, 2010, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated forecasted balance sheet and statements of income and cash flows of the Lead Borrower and the Subsidiaries delivered pursuant to Section 5.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

SECTION 3.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Responsible Officer of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Loan Parties or any of their respective subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) except as specifically disclosed in Schedule 3.06, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or a Restricted Subsidiary thereof, of the matters described on Schedule 3.06.

SECTION 3.07. No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

SECTION 3.08. Ownership of Property; Liens. The Lead Borrower and each Restricted Subsidiary has good record and (in the case of owned real property) marketable title in fee simple to, or, in the case of leased real property valid leasehold interests in, all its material properties and assets, including Real Estate necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Other than as set forth on Schedule 3.08, the property of the Loan Parties is subject to no Liens other than Liens permitted by Section 6.01.

SECTION 3.09. Environmental Matters. (a) The Lead Borrower and each Subsidiary conducts periodic reviews (in no event less frequently than annually), consistent with reasonable and customary standards of the solid waste industry, of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of, or liability under, any Environmental Law on its business, operations and properties.

(b) Except as disclosed on Schedule 3.09(b), neither the Lead Borrower nor the Subsidiaries has received written notice (that is unresolved or for which there is any outstanding liability or obligation related thereto) from any third party including, without limitation, any Governmental Authority or is otherwise aware, (i) that any one of them has been identified as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B, (ii) that any Hazardous Materials which any one of them has generated, transported, disposed or arranged for disposal of, has been found at any site at which a Governmental Authority has conducted or has ordered that the Lead Borrower or a Subsidiary conduct a remedial investigation, removal or other response action pursuant to any Environmental Law or for which the Lead Borrower or a Subsidiary would have any Environmental Liability or (iii) that any of them is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with any Hazardous Materials.

(c) (i) No portion of the Real Estate is being used for the handling, treatment, processing, storage or disposal of Hazardous Materials except in material compliance with applicable Environmental Laws, and except as set forth on Schedule 3.09(c), no underground tank or other underground storage receptacle for Hazardous Materials is located on any portion of the Real Estate, (ii) in the course of any activities conducted by the Lead Borrower or a Subsidiary or operators or tenants of its properties, no Hazardous Materials have been generated or are being used on the Real Estate except in material compliance with applicable Environmental Laws, (iii) there have been no Releases or threatened Releases of Hazardous

Materials on, upon, into or from the Real Estate, which Releases would reasonably be expected to have a Material Adverse Effect, (iv) to each Borrower’s knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on any of the Real Estate, and which would have a Material Adverse Effect and (v) any Hazardous Materials that have been generated or stored on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), and treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities, to each Borrower’s knowledge, have been and are operating in material compliance with such permits and applicable Environmental Laws.

(d) Except as set forth on Schedule 3.09(d) or except with respect to any matter that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, none of the Lead Borrower, any of the Subsidiaries or any of the Real Estate has become subject to or the subject of any Environmental Liability, and none of the Lead Borrower or any of the Subsidiaries has received notice of any claim with respect to any such Environmental Liability or knows of any basis for any such Environmental Liability.

(e) For purposes of this Section 3.09, the terms “Borrower” and “Subsidiary” shall include any business or business entity which is, in whole or in part, a predecessor of the Lead Borrower or a Subsidiary.

SECTION 3.10. Insurance. The properties of the Lead Borrower and the Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Lead Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Lead Borrower and/or applicable Restricted Subsidiaries operate (it being understood and agreed that Evergreen Indemnity Company shall not be deemed an Affiliate of a Borrower for purposes of this Section 3.10 on the Closing Date solely as a result of a director of the Lead Borrower also serving as a director of Evergreen Indemnity Company on such date).

SECTION 3.11. Taxes. The Lead Borrower and the Restricted Subsidiaries have filed all material Federal, state and other material tax returns and reports required to be filed, and have paid all material Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Lead Borrower or the Restricted Subsidiaries that would, if made, have a Material Adverse Effect.

SECTION 3.12. ERISA Compliance. (a) Schedule 3.12 sets forth each Plan of or relating to a Borrower and the employees of a Borrower. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, the regulations and published interpretations thereunder and other federal or state laws. Each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, and to the best knowledge of Holdings, the Lead Borrower, a Restricted Subsidiary or any ERISA Affiliate, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of each Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and none of the Lead Borrower, a Restricted Subsidiary or any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Plan (ii) Holdings, each Borrower, each Restricted Subsidiary and each ERISA Affiliate have met all applicable requirements under the Pension Funding Rules in respect of each Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, (iii) as of the most recent valuation date for any Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and none of Holdings, the Lead Borrower, a Restricted Subsidiary or any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date, except as would not result in material liability of Holdings, the Lead Borrower or a Restricted Subsidiary and (iv) none of Holdings, the Lead Borrower, a Restricted Subsidiary or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

(d) No Foreign Benefit Event has occurred or is reasonably expected to occur that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(e) There are no Multiemployer Plans covering employees of the Lead Borrower, a Restricted Subsidiary or any ERISA Affiliate as of the Closing Date and none of the Lead Borrower or a Restricted Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Lead Borrower or a Restricted Subsidiary is bound.

SECTION 3.13. Subsidiaries. As of the date hereof, the Lead Borrower has no Subsidiaries other than those specifically disclosed in Schedule 3.13(a). All of the outstanding Equity Interests in the Lead Borrower and each of the Lead Borrower’s Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the applicable Loan Parties and in the amounts, each as specified on Schedule 3.13(a) and free and clear of all Liens except those created under the Security Documents. As of the date hereof, no Borrower has equity investments in any other corporation or entity other than those specifically disclosed in Schedule 3.13(b).

SECTION 3.14. Margin Regulations; Investment Company Act. (a) The Borrowers are not engaged and will not engage, principally or as one of their respective important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.

(b) Neither the Lead Borrower, any Person Controlling the Lead Borrower, or a Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 3.15. Disclosure. The reports, financial statements, certificates and other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (including, without limitation, the Confidential Information Memorandum) (in each case, as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation.

SECTION 3.16. Sanctioned Persons; Foreign Corrupt Practices Act. (a) [Reserved]

(b) None of Holdings, the Lead Borrower or a Restricted Subsidiary nor, to the knowledge of a Borrower, any director, officer, agent or employee of the Lead Borrower or a Restricted Subsidiary is the target or in violation of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrowers will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person, or in any country or territory that, at the time of such financing, is the subject of any U.S. sanctions administered by OFAC.

(c) Each of Holdings, the Lead Borrower, the Restricted Subsidiaries and, to the knowledge of a Borrower, their respective directors, officers, agents, employees, and any person acting for or on behalf of Holdings, the Lead Borrower or such Restricted Subsidiaries has complied with, and will comply with, the U.S. Foreign Corrupt Practices Act, as amended from time to time, or any other applicable anti-bribery or anti-corruption law, and it and they have not made, offered, promised, or authorized, and will not make, offer, promise, or authorize, whether directly or indirectly, any payment, of anything of value to (i) an executive, official, employee or agent of a governmental department, agency or instrumentality, (ii) a director, officer, employee or agent of a wholly or partially government-owned or -controlled company or business, (iii) a political party or official thereof, or candidate for political office or (iv) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) (“Government Official”), in any case while knowing or having a reasonable belief that all or some portion will be used for the purpose of: (A) influencing any act, decision or failure to act by a Government Official in his or her official capacity, (B) inducing a Government Official to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity or (C) securing an improper advantage, in order to obtain, retain, or direct business.

(d) None of Holdings, the Lead Borrower or a Restricted Subsidiary nor, to the knowledge of a Borrower, any of their respective Affiliates is in violation of any requirement of law relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and the USA PATRIOT Act.

SECTION 3.17. Intellectual Property; Licenses; Etc. The Lead Borrower and the Restricted Subsidiaries own, or possess the valid right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights, including, in each case, registrations or applications for registrations of the foregoing and the right to sue for infringement, misappropriation or other violations thereof, that are necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except in each case where the failure to do so would reasonably be expected to have a Material Adverse Effect. The conduct of the respective business of the Lead Borrower and the Restricted Subsidiaries has not infringed, misappropriated or otherwise violated any rights held by any other Person, except in each case where the failure to do so would reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of a Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.18. Rights in Collateral. Each of the Loan Parties owns or otherwise has rights in the property granted by it as Collateral under the Security Documents, free and clear of any and all Liens other than Liens permitted under Section 6.01 and Liens that will be automatically terminated on the Closing Date pursuant to a payoff and release letter reasonably satisfactory to the Administrative Agent.

SECTION 3.19. Permits and Licenses. All permits and licenses (other than those the absence of which would not have a Material Adverse Effect) required for the construction and operation of all landfills, the solid waste facilities, solid waste collection operations and any other properties or operations currently owned, operated or conducted by the Lead Borrower or a Subsidiary have been obtained and remain in full force and effect and are not subject to any appeals or further proceedings or to any unsatisfied conditions that may allow material modification or revocation. Neither the Lead Borrower nor a Subsidiary nor, to the knowledge of a Borrower, the holder of such licenses or permits is in violation of any such licenses or permits, except for any violation which would not have a Material Adverse Effect.

SECTION 3.20. [Reserved]

SECTION 3.21. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, the Loan Parties, taken as a whole, on a consolidated basis, are Solvent.

SECTION 3.22. [Reserved]

SECTION 3.23. Casualty, Etc. Neither the businesses nor the properties of the Lead Borrower or any of the Restricted Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.24. Security Documents. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to the Collateral Agent, the Lien created under Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.24(a), the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Collateral described in such statements (other than Intellectual Property, as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.01.

(b) Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Lead Borrower and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.24(a), the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the date hereof).

(c) Each of the Mortgages is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the applicable Loan Party’s right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgage is filed in the offices specified on Schedule 3.24(c), such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of such Loan Party in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.01.

SECTION 3.25. Location of Real Property and Leased Premises. (a) Schedule 3.25(a) lists completely and correctly as of the Closing Date all real property owned by the Lead Borrower and the Restricted Subsidiaries and the addresses thereof.

(b) Schedule 3.25(b) lists completely and correctly as of the Closing Date each parcel of real property leased, subleased, licensed, or sublicensed by the Lead Borrower or the Restricted Subsidiaries, the address and the owner thereof, and the expiration date of the related lease, sublease, license, or sublicense, and true and correct copies of all such leases, subleases, licenses and sublicenses have been delivered to the Administrative Agent.

SECTION 3.26. Transaction Documents. Holdings and the Lead Borrower have delivered to the Administrative Agent a complete and correct copy of the Merger Agreement (including all schedules, exhibits, amendments, supplements and modifications thereto).

SECTION 3.27. Restricted Affiliate Lenders. As of the Closing Date, no Affiliate of the Investors is a Lender.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01. All Credit Events. On the date of each Borrowing (other than a conversion or a continuation of a Borrowing), including each Borrowing of a Swingline Loan and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02), in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.22(b).

(b) Other than in connection with the initial Credit Event on the Closing Date, the representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

The delivery of each Borrowing Request shall be deemed to constitute a representation and warranty by the Borrowers and Holdings on the date of such delivery and the date of the Credit Event specified therein as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. First Credit Event. On the Closing Date:

(a) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a favorable written opinion of (i) Mayer Brown LLP, counsel for Holdings and the Borrowers, substantially to the effect set forth in Exhibit M-1 and (ii) each local counsel listed on Schedule 4.02(a), substantially to the effect set forth in Exhibit M-2, in each case (A) dated the Closing Date, (B) addressed to the Issuing Bank, the Administrative Agent and the Lenders and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and Holdings and the Borrowers hereby request such counsel to deliver such opinions.

(b) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above and (iv) such other similar documents and certificates as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

(c) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Lead Borrower, confirming compliance with the conditions precedent set forth in Sections 4.01(c), 4.02(g), (h), (i) and (m).

(d) The Administrative Agent shall have received all Fees, all fees payable under the Fee Letter and all other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least one Business Day prior to the Closing Date, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Lead Borrower hereunder or under any other Loan Document.

(e) Each of the Security Documents, in form and substance reasonably satisfactory to the Collateral Agent, shall have been, or substantially simultaneously with the initial funding of Loans on the Closing Date shall be, duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect and the other Guarantee and Collateral Requirements shall have been satisfied. The Collateral Agent shall have received evidence to the effect that (i) each of the financing statements relating to the Security Documents and (ii) each of the Mortgages shall have been, or substantially simultaneously with the initial funding of Loans on the Closing Date shall be, filed or recorded (as applicable) in the appropriate filing or recording office. Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that (x) the Mortgages relating to each of the Specified Florida Properties (other than the De Soto Landfill, located at 14662 NE Highway 70, Arcadia, FL 34266) shall be delivered to the Collateral Agent but shall not be recorded by the Collateral Agent unless and until either (1) an Event of Default shall have occurred, or (2) the property to which such Mortgage relates has a fair market value (as reasonably estimated by the Collateral Agent) in excess of $5,000,000, and Borrower shall pay promptly upon demand any taxes or recorded charges relating thereto and (y) to the extent any security interest in any Collateral is not or cannot be perfected (or, in the case of Mortgages, granted) or any Guarantee and Collateral Requirements satisfied on or before the Closing Date (other than the perfection of the security interests in Equity Interests of the Lead Borrower and the Domestic Subsidiaries (to the extent required under the terms of the Guarantee and Collateral Agreement) and assets with respect to which a Lien may be perfected by the filing of a financing statement under the UCC or a customary intellectual property filing with the United States Patent and Trademark Office or the United States Copyright Office) after the Loan Parties’ use of commercially reasonable efforts to do so, then the perfection (or, in the case of Mortgages, grant) of a security interest in such Collateral or, if applicable, failure to satisfy any Guarantee and Collateral Requirement, shall not constitute a condition precedent to availability of the Credit Facilities on the Closing Date, but instead shall be required to be perfected (or, in the case of Mortgages, granted) within 90 days after the Closing Date (which period may be extended by up to an additional 90 days with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed)) pursuant to arrangements to be mutually agreed by the Administrative Agent and the Lead Borrower acting reasonably.

(f) The Collateral Agent shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of Holdings and the Lead Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence reasonably satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.01 or have been or will be contemporaneously released or terminated.

(g) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.07 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

(h) Each of (i) the Specified Representations and (ii) such of the representations and warranties made by the Company with respect to the Company, its subsidiaries and its and their respective businesses in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that Holdings (or an Affiliate of Holdings) has the right to terminate its obligations under the Merger Agreement or not consummate the Acquisition pursuant to the terms of the Merger Agreement as a result of a breach of such representations in the Merger Agreement, shall be true and correct in all material respects.

(i) The Refinancing shall have been, or substantially simultaneously with the initial funding of Loans on the Closing Date shall be, consummated and immediately after giving effect to the Transactions and the other transactions contemplated hereby, Holdings, the Lead Borrower and the Restricted Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) Indebtedness outstanding under this Agreement, (b) the June 2011 Notes and (c) Indebtedness set forth on Schedule 6.03.

(j) The Lenders shall have received the financial statements referred to in Section 3.05.

(k) The Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Lead Borrower and its Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or, if the most recently completed fiscal quarter is the end of a fiscal year, ended at least 90 days prior to the Closing Date), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which need not be prepared in compliance with Regulation S-X of the Securities Act or include adjustments for purchase accounting.

(l) The Administrative Agent shall have received a certificate from the chief financial officer of Holdings in the form of Exhibit N certifying that after giving effect to the Transactions to occur on the Closing Date, the Loan Parties, taken as a whole, on a consolidated basis, are Solvent.

(m) The Lenders shall have received, at least five days prior to the Closing Date, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

ARTICLE V

Affirmative Covenants

Each of Holdings and the Borrowers covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than contingent indemnity obligations as to which no claim has been made) shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full or been Cash Collateralized, unless the Required Lenders shall otherwise consent in writing, each of Holdings and the Lead Borrower will, and will cause each of the Restricted Subsidiaries to:

SECTION 5.01. Financial Statements. Deliver to the Administrative Agent, which shall furnish to each Lender:

(a) as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Lead Borrower and the Subsidiaries, consolidated balance sheets of the Lead Borrower and the Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations and consolidated cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, (i) all in reasonable detail and prepared in accordance with GAAP, (ii) containing separate schedules reflecting the balance sheet information income and cash flows of the Unrestricted Subsidiaries and reconciling such information to the financial statements described above and (iii) such consolidated statements to be audited and accompanied by a report and opinion of KPMG LLP or another Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Lead Borrower and the Subsidiaries (commencing with the fiscal quarter ended June 30, 2012), consolidated balance sheet of the Lead Borrower and the Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and consolidated cash flows for such fiscal quarter and for the portion of the Lead Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, (i) all in reasonable detail, (ii) containing separate schedules reflecting the balance sheet information income and cash flows of the Unrestricted Subsidiaries and reconciling such information to the financial statements described above and (iii) such consolidated statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting in all material respects the financial condition and results of operations of the Lead Borrower and the Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event no more than one hundred twenty (120) days after the end of each fiscal year of the Lead Borrower (commencing with the fiscal year ended December 31, 2012), an updated business plan and operating budget and forecasts of consolidated balance sheets and statements of income or operations and cash flows of the Lead Borrower and the Subsidiaries on a quarterly basis for the then current fiscal year (including the fiscal year in which the latest Maturity Date occurs), in each case prepared by management of the Lead Borrower, in form reasonably satisfactory to the Administrative Agent.

SECTION 5.02. Certificates and Other Information. Deliver to the Administrative Agent, which shall furnish each Lender:

(a) concurrently with the delivery of the financial statements referred to in Sections 5.01(a) and (b) a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower;

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Lead Borrower by independent accountants in connection with the accounts or books of the Lead Borrower, or any audit of any of them;

(c) promptly after the furnishing thereof, copies of any notice of default furnished to any holder of debt securities of a Borrower pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to this Agreement;

(d) promptly after request therefor, such additional information regarding the business, financial or corporate affairs of the Lead Borrower and the Subsidiaries, or compliance by the Loan Parties with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

(e) as part of the compliance certificate delivered pursuant to clause (a) above, each in form and substance reasonably satisfactory to the Administrative Agent, (i) a report supplementing Schedules 3.13(a) and 3.13(b) (Subsidiaries and other Equity Investments) containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete and (ii) a certification that complete and correct copies of all documents modifying any term of any Organizational Document of the applicable Borrower on or prior to the date of delivery of such compliance certificate have been delivered to the Administrative Agent or are attached to such certificate.

SECTION 5.03. Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default or Event of Default; provided that, the Lead Borrower will include in such notice or otherwise deliver forthwith to the Lenders a certificate describing with particularity any and all provisions of this Agreement and/or any other Loan Document that has been breached;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Lead Borrower or a Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between the Lead Borrower or a Subsidiary and any Governmental Authority or (iii) the commencement of, or any material development in, any inquiry, investigation, litigation or proceeding affecting the Lead Borrower or a Subsidiary, including pursuant to any applicable Environmental Laws (including any written notice from any Governmental Authority of any potential Environmental Liability);

(c) of the occurrence of any ERISA Event or Foreign Benefit Event that could reasonably be expected to result in liability exceeding the Threshold Amount;

(d) of any material change in accounting policies or financial reporting practices by the Lead Borrower or a Restricted Subsidiary;

(e) of the (i) occurrence of any Asset Sale of property or assets for which the Lead Borrower is required to make a mandatory prepayment pursuant to Section 2.13(b) and (ii) incurrence or issuance of any Indebtedness for which the Lead Borrower is required to make a mandatory prepayment pursuant to Section 2.13(e);

(f) of the proposed sale of capital stock or other Equity Interests of a Borrower or Holdings;

(g) of any announcement by Moody’s or S&P of any change in its rating of a Borrower’s non-credit-enhanced, senior unsecured long-term debt; and

(h) of the entering into of any collective bargaining agreement, Multiemployer Plan or tax sharing agreement after the Closing Date.

Each notice pursuant to this Section 5.03 shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto.

SECTION 5.04. Payment of Obligations. Pay and discharge as the same shall become due and payable (a) all material Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Lead Borrower or such Restricted Subsidiary and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Lead Borrower or such Restricted Subsidiary.

SECTION 5.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization except in a transaction permitted by Section 6.04 or 6.05, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and with the standard of care typical in the industry in the operation and maintenance of its facilities and (b) make all necessary repairs thereto and renewals and replacements thereof, except in each instance where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Maintenance of Insurance. Maintain, with financially sound and reputable insurance companies not Affiliates of a Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business as such Borrower, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance. Notwithstanding the foregoing, each Borrower agrees that the Administrative Agent may, in its sole discretion, and without any obligation to do so, pay any insurance premiums then due and payable, and any amounts due and payable under insurance premium finance agreements, and any amounts so paid by the Administrative Agent shall constitute Loans hereunder.

SECTION 5.08. Compliance with Laws, Licenses and Permits. (a) Comply in all material respects with the requirements of all laws (including Environmental Laws) and all orders, writs, injunctions, decrees, licenses and permits (including those relating to environmental matters) applicable to it or to its business or property (including, without limitation, its Real Estate), except in such instances in which (i) such requirement of any agreement or instrument or law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply in all respects therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09. Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Lead Borrower or such Restricted Subsidiary, as the case may be and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Lead Borrower or such Restricted Subsidiary, as the case may be.

SECTION 5.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and visually inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the applicable Borrower; provided, that if an Event of Default has occurred and is continuing the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice; provided, further, that so long as no Default or Event of Default shall have occurred or be continuing, the Borrowers will be obligated to reimburse the Agent and the Lenders for no more than two (2) such inspections in the aggregate in any calendar year.

SECTION 5.11. Use of Proceeds. Use the proceeds of the Credit Facilities (a) to pay the Acquisition Costs, (b) to pay fees and expenses in connection with this Agreement and (c) for working capital and other general corporate purposes, including the financing of permitted acquisitions and the permitted investments and the Live Earth Earn-Out.

SECTION 5.12. Employee Benefits. Comply in all material respects with the provisions of ERISA and the Code applicable to employee benefit plans as defined in Section 3(3) of ERISA.

SECTION 5.13. Interest Rate Protection. Within 180 days following the Closing Date and at all times thereafter, to the extent necessary to fix or hedge interest rate fluctuations on not less than fifty percent (50%) of the aggregate principal amount of the Term Loans (as such amount may be adjusted on a quarterly basis and rounded to the nearest $1,000,000) for a minimum term of two years, the Lead Borrower shall enter into Hedge Agreements to fix or hedge on terms reasonably satisfactory to the Administrative Agent.

SECTION 5.14. New Subsidiaries. (a) Each newly-created or newly-acquired Domestic Restricted Subsidiary of the Lead Borrower (other than any Excluded Subsidiary) shall become a Subsidiary Guarantor hereunder and a party to the Security Documents by executing and delivering to the Collateral Agent a counterpart of a joinder agreement and providing such other documentation as the Collateral Agent shall deem appropriate for such purpose, including, without limitation, amendments to the Security Documents or new pledge agreements in substantially the same form, mortgages or deeds of trust, the documents referred to in the Guarantee and Collateral Requirements, UCC searches and filings, and 100% of the Equity Interests and assets of each such new Subsidiary shall be pledged to the Collateral Agent for the benefit of the Lenders and the Collateral Agent, documents of the types referred to in Section 4.02(b), and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of, inter alia, the joinder agreement), all in form, content and scope reasonably satisfactory to the Collateral Agent. In such event, the Collateral Agent is hereby authorized by the parties hereto to amend Schedules 3.13(a) and 3.13(b) hereto to include each such new Subsidiary.

(b) The Lead Borrower shall at all times directly or indirectly through a Subsidiary own all of the Equity Interests of each of the Restricted Subsidiaries (other than directors’ qualifying shares), and such Equity Interests shall at all times be pledged to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Security Documents or pursuant to a pledge agreement in form and substance reasonably satisfactory to the Collateral Agent to the extent required under the Guarantee and Collateral Agreement.

SECTION 5.15. Compliance with Environmental Laws. Except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, comply, and, if applicable, cause all lessees and other Persons operating or occupying any of their Real Estate or properties to comply, with all applicable Environmental Laws and environmental permits; obtain, maintain and renew all environmental permits necessary for their operations and properties; if applicable, dispose of hazardous waste only at permitted disposal facilities operating in material compliance with applicable Environmental Laws; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of their Real Estate or properties, in accordance with the requirements of all Environmental Laws or, if applicable to the Lead Borrower or a Subsidiary and its successors and assigns, a written settlement or consent agreement with those Governmental Authorities having jurisdiction; provided, that, to the extent permitted under Environmental Laws, neither the Lead Borrower nor any of the Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.16. Maintenance of Ratings. In the case of Holdings and the Lead Borrower, use commercially reasonable efforts to cause the Credit Facilities to be continuously rated by S&P and Moody’s, and in the case of the Lead Borrower, use commercially reasonable efforts to maintain a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of the Lead Borrower.

SECTION 5.17. Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of Real Estate to which a Borrower is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to any material term of any such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Restricted Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

SECTION 5.18. Further Assurances. Cooperate with the Lenders and the Administrative Agent, execute such further instruments and documents and take all further action as the Lenders, the Administrative Agent or the Collateral Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement, including, without limitation, each Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Lead Borrower and the Domestic Restricted Subsidiaries (including real and personal properties acquired subsequent to the Closing Date)). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and each Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents as the Collateral Agent shall reasonably request to evidence compliance with this Section 5.18, including without limitation, in order to satisfy or cause to be satisfied any Guarantee and Collateral Requirement. Each Borrower agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Lead Borrower will give prompt notice to the Administrative Agent of the acquisition by it or any of the Restricted Subsidiaries of any real property (or any interest in real property) having a value in excess of $500,000.

SECTION 5.19. Designation of Subsidiaries. The Lead Borrower may at any time designate any newly-created or newly-acquired Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately after giving effect to such designation, the Lead Borrower and the Restricted Subsidiaries shall be in compliance, on a pro forma basis, with the covenants set forth in Sections 6.13 and 6.14 (and, as a condition precedent to the effectiveness of any such designation, the Lead Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (ii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time, (iii) the designation of such Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Lead Borrower therein at the date of designation in an amount equal to the fair market value of the Lead Borrower’s Investment in such Subsidiary, (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary and (v) immediately before and after any such designation, no Default or Event of Default shall have occurred and be continuing.

ARTICLE VI

Negative Covenants

Each of the Borrowers and, solely with respect to Section 6.17, Holdings covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than contingent indemnity obligations as to which no claim has been made) have been paid in full and all Letters of Credit have been cancelled, have expired or been Cash Collateralized and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Borrower will not, and will not cause or permit any of the Restricted Subsidiaries to, and, solely with respect to Section 6.17, Holdings will not:

SECTION 6.01. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including the Lead Borrower or any Restricted Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) any Lien created under the Loan Documents;

(b) Liens on property or assets of the Lead Borrower and the Restricted Subsidiaries existing on the date hereof and set forth in Schedule 6.01; provided that such Liens shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder; provided, further, that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased and (iii) and any renewal, replacement or extension of the obligations secured or benefited thereby is permitted by Section 6.03(b);

(c) Liens for taxes, governmental assessments or governmental charges not yet due and payable or which are being contested in good faith in compliance with Section 5.04 and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory or common law Liens of landlords and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 45 days or which are being contested in good faith in compliance with Section 5.04 and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance, medical and health insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) zoning restrictions, easements, rights-of-way, minor defects in title, restrictions and other similar encumbrances affecting Real Estate which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(h);

(i) Liens securing Indebtedness permitted under Section 6.03(d); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to deposit or securities accounts maintained in the ordinary course of business; provided, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k) Liens created in the ordinary course of business on insurance policies solely for the purpose of securing the payment of insurance premiums pursuant to insurance premium finance agreements relating to such policies; provided, that such Liens do not secure Indebtedness in an aggregate amount exceeding $4,000,000 at any time outstanding;

(l) Liens consisting of escrowed funds or similar arrangements affecting the sale proceeds paid to the Lead Borrower or a Restricted Subsidiary from Dispositions permitted by Section 6.05; provided that all such escrow or similar arrangements (i) are solely to protect the rights of the buyer of the assets subject to such Disposition in the event of claims under the applicable sale documents, (ii) do not extend to any property or assets other than a portion of the purchase price for such Disposition received by the Lead Borrower or such Restricted Subsidiary and (iii) are on customary terms for similar types of transactions in similar circumstances conducted by parties on an arms-length basis;

(m) earnest money deposits of cash or Cash Equivalents made by the Lead Borrower or a Restricted Subsidiary in connection with any letter of intent or purchase agreement relating to any Permitted Acquisition;

(n) Liens consisting of the matters disclosed on Schedule 3.08;

(o) any interest or title of a lessor under any lease entered into by the Lead Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

(p) in the case of real property that is subject to a Mortgage, such items as are accepted by the Collateral Agent as exceptions to the lender’s title insurance policy issued with respect to such property and such Mortgage;

(q) Liens existing on property at the time of its acquisition (after the Closing Date) or existing on the property of a Restricted Subsidiary acquired after the Closing Date; provided that (i) such Lien was not created in contemplation of such acquisition, (ii) the Indebtedness secured thereby is permitted under Section 6.03(o) and (iii) such Lien does not extend to or cover any other asset or property;

(r) Liens of a collecting bank on items in the course of collection (including arising under Section 4-210 of the UCC);

(s) Liens securing Indebtedness to be repaid in the Refinancing, which Liens shall be terminated on the Closing Date;

(t) Liens securing Indebtedness permitted under Section 6.03(q); and

(u) other Liens (other than on Equity Interests or on the Specified Florida Properties and not of the nature or type specified in clauses (a) through (t) of this Section 6.01) securing liabilities hereunder in an aggregate amount not to exceed $5,000,000 at any time outstanding.

SECTION 6.02. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any Investment or any other interest in, any other Person, except:

(a) Investments held by the Lead Borrower or a Restricted Subsidiary in the form of Cash Equivalents or short-term marketable debt securities;

(b) Guarantees permitted under Section 6.03;

(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d) Investments in the form of Permitted Acquisitions;

(e) Investments consisting of securities or other assets of suppliers or customers received by a Borrower upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement under any Debtor Relief Law;

(f) advances to officers, directors and employees of Holdings, the Lead Borrower and Restricted Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(g) Investments in, under or with respect to Plans listed on Schedule 3.12 and other employee benefit plans of the Lead Borrower in the amounts required or permitted by such Plans; provided, that each such Plan has been approved by a majority of the directors of the Lead Borrower (excluding for purposes of such calculation directors who are also officers or employees of the Lead Borrower);

(h) Investments (i) by the Lead Borrower or a Restricted Subsidiary in any Loan Party (other than Holdings) (including, without limitation, any June 2011 Notes purchased pursuant to the Debt Tender Offer and cancelled on the Closing Date, or as permitted under Section 6.11(b)), (ii) by a Restricted Subsidiary that is not a Loan Party in another Subsidiary that is not a Loan Party and (iii) by the Lead Borrower or any other Loan Party in a Subsidiary that is not a Loan Party; provided that (x), in the case of clause (iii), (A) no Default or Event of Default shall have occurred and be continuing at the time of any such Investment or would result therefrom and (B) the aggregate amount of all such Investments shall not exceed $2,500,000 at any time outstanding and (y) any such Investments in the form of intercompany Indebtedness shall be evidenced by notes in the form of Exhibit H that have been pledged (individually or pursuant to a global note) to the Administrative Agent for the benefit of the Lenders;

(i) bank deposits established in the ordinary course of business;

(j) non-cash consideration received, to the extent permitted by the Loan Documents, in connection with any Disposition of property permitted by this Agreement;

(k) Investments in Hedging Agreements of the type referred to in Section 6.03(c);

(l) Investments held by a Restricted Subsidiary acquired after the Closing Date or of a Person merged after the Closing Date into the Lead Borrower or a Restricted Subsidiary to the extent such Investments were not made in contemplation of such acquisition or merger (other than existing Investments in subsidiaries of such Restricted Subsidiary or Person, which must comply with the requirements of Sections 6.02(d), (h) or (n));

(m) Guarantees of obligations that do not constitute Indebtedness entered into in the ordinary course of business; and

(n) in addition to investments permitted by paragraphs (a) through (m) above, additional Investments by the Lead Borrower and the Subsidiaries so long as the aggregate amount invested pursuant to this paragraph (n) (determined without regard to any write-downs or write-offs of such Investments) does not exceed (i) $5,000,000 plus (ii) the Available ECF Amount during the term of this Agreement; provided that before and immediately after giving effect to such Investment, no Default or Event of Default shall exist or would result from such Investment.

Notwithstanding anything to the contrary herein, any Investment which when made complies with the requirements of the definition of the term Cash Equivalents may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements.

SECTION 6.03. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder and under the other Loan Documents;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.03 and any Permitted Refinancing thereof;

(c) obligations (contingent or otherwise) of the Lead Borrower or a Restricted Subsidiary existing or arising under any Hedging Agreement, provided that (i) such obligations are (or were) entered into by such Person as required by the Loan Documents or in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Hedging Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(d) Indebtedness in respect of Capital Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 6.01(i) in an amount not exceeding $15,000,000 in the aggregate at any time outstanding;

(e) the June 2011 Notes;

(f) Indebtedness pursuant to any Secured Cash Management Agreement incurred in the ordinary course of business and customary for Cash Management Agreements generally;

(g) surety and similar bonds and completion bonds (but excluding performance bonds) and bid guarantees provided by or issued on behalf of the Lead Borrower or any Restricted Subsidiary, on an unsecured basis, with respect to the closure, final-closure and post-closure liabilities related to landfills owned or operated by the Lead Borrower or such Restricted Subsidiary, in each case, incurred in the ordinary course of business;

(h) Indebtedness under performance bonds incurred in the ordinary course of business;

(i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is extinguished within one (1) Business Day following its incurrence;

(j) unsecured Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(k) Guarantees in respect of Indebtedness otherwise permitted hereunder;

(l) Indebtedness created in the ordinary course of business pursuant to insurance premium finance agreements in an amount not exceeding $4,000,000 in the aggregate at any time outstanding;

(m) Indebtedness consisting of short-term obligations (not exceeding sixty (60) days) of the Lead Borrower with respect to the redemption of Equity Interests of the Lead Borrower or any direct or indirect parent of the Lead Borrower, so long as the payment of such obligations and such redemption is otherwise permitted by Section 6.06;

(n) indemnification obligations arising in connection with Permitted Acquisitions;

(o) Indebtedness of the Lead Borrower or any of the Restricted Subsidiaries assumed in connection with any Permitted Acquisition and any Permitted Refinancing thereof; provided that such Indebtedness (i) is not incurred in contemplation of such Permitted Acquisition and (ii) shall not exceed $15,000,000 at any time outstanding;

(p) Indebtedness to be repaid pursuant to the Refinancing or the Debt Tender Offer on the Closing Date;

(q) Permitted Ratio Debt; and

(r) Indebtedness of the Lead Borrower or a Restricted Subsidiary owing to the Borrower or a Subsidiary; provided that (i) such Indebtedness, to the extent owed by a Loan Party to a Subsidiary that is not a Loan Party, shall be subordinated in right of payment to the Obligations in a manner reasonably satisfactory to the Administrative Agent and (ii) to the extent arising from an Investment by the Lead Borrower or a Restricted Subsidiary, such Investment is permitted by Section 6.02(h).

SECTION 6.04. Mergers, Consolidations and Acquisitions. (a) Merge, dissolve, liquidate, consolidate with or into another Person or make an Asset Sale of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, or acquire all or substantially all of the assets or more than fifty percent (50%) (or other interest that would require consolidation of the acquired Person with the Borrowers under GAAP) of the Equity Interests of any other Person, except that the Initial Borrower may merge with and into the Company pursuant to the Merger Agreement and, so long as no Default or Event of Default exists or would result therefrom (x) a Restricted Subsidiary may merge into the Lead Borrower or a Restricted Subsidiary (provided that in the case of any merger (A) involving the Lead Borrower, the Lead Borrower shall be the surviving corporation, (B) involving WCA Systems (other than a merger covered by the foregoing clause (A)), WCA Systems shall be the surviving corporation, (C) involving a Wholly Owned Subsidiary (other than a merger covered by either of the foregoing clauses (A) or (B)), a Wholly Owned Subsidiary shall be the surviving corporation and (D) involving a Loan Party (other than a merger covered by either of the foregoing clauses (A) or (B)), the Loan Party shall be the surviving corporation), (y) a Restricted Subsidiary may (i) make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or a Loan Party and (ii) dissolve if all of its remaining assets are transferred to a Borrower or a Loan Party and (z) subject to compliance with the conditions set forth in Section 5.19, an NC/SC Entity may, within 180 days following the Closing Date, merge with and into a Restricted Subsidiary provided that the Restricted Subsidiary shall be the surviving corporation of such merger.

(b) The Lead Borrower or a Restricted Subsidiary may acquire all or substantially all the assets of a Person or line of business of such Person, or not less than 51% of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”); provided that

(i) at the time of such acquisition, no Default or Event of Default has occurred and is continuing, and such acquisition will not otherwise create a Default or an Event of Default hereunder;

(ii) in any merger or consolidation, the surviving Person shall be either the Lead Borrower or a Restricted Subsidiary;

(iii) the business to be acquired operates primarily in the United States;

(iv) the business to be acquired is predominantly in the same line of business as the Lead Borrower, or in businesses reasonably related or incidental thereto (i.e., non-hazardous solid waste collection, transfer, hauling, recycling, or disposal);

(v) the board of directors and (if required by applicable law) the shareholders, or the equivalent of each thereof, of the business to be acquired have approved such acquisition as evidenced by written resolutions or consents evidencing such approval;

(vi) (A) in the case of an asset acquisition, all of the assets acquired shall be acquired by the Lead Borrower or by a Restricted Subsidiary, and such Restricted Subsidiary shall, within 10 days thereafter (or such longer period approved by the Administrative Agent), become a Loan Party hereunder in accordance with Section 5.14, if it is not already a Loan Party, and shall pledge (or cause to be pledged) all of its assets and 100% of its Equity Interests to the Administrative Agent for the benefit of the Lenders or (B) in the case of an acquisition of 100% of the Equity Interests of the acquired company, such acquired company shall, within 10 days thereafter (or such longer period approved by the Administrative Agent), become a Loan Party in accordance with Section 5.14 and shall pledge (or cause to be pledged) all of its assets and shall pledge 100% of its Equity Interests to the Administrative Agent for the benefit of the Lenders, or such acquired company shall be merged or amalgamated with and into the Lead Borrower or a Restricted Subsidiary (which shall be the surviving entity) and (z) in all such cases, such Person shall otherwise comply with the provisions of Section 5.14 hereof and the other provisions of this Agreement;

(vii) after giving effect to such acquisition, (x) the Borrowers shall be in compliance, on a pro forma basis, with the financial covenants contained in Sections 6.13 and 6.14 hereof (assuming for purposes of pro forma compliance therewith, that the Total Leverage Ratio permitted at such time by Section 6.14 was in fact 0.25:1.00 less than the ratio actually provided for in such Section at such time) (using (i) Consolidated EBITDA and Consolidated Interest Expense of the Lead Borrower as at the end of the most recently completed fiscal quarter (but including any addbacks to Consolidated EBITDA previously approved by the Administrative Agent in connection with any other Permitted Acquisitions occurring in such fiscal quarter) and (ii) Total Funded Debt as of the date of the acquisition, after giving effect to any Indebtedness incurred in connection therewith, in each case, before and after giving pro forma effect to any Disposition pursuant to Section 6.05(l) contemplated in connection with such Permitted Acquisition) and (y) the sum of (a) unrestricted cash and Cash Equivalents and (b) the aggregate unused amount of the Revolving Credit Commitments available to be drawn (upon satisfaction of the conditions set forth in Section 4.01), in each case, at such time, shall not be less than $15,000,000;

(viii) in connection with any acquisition or series of related acquisitions for which the Lead Borrower intends to make a pro forma adjustment to the Lead Borrower’s Consolidated EBITDA to include the Consolidated EBITDA of the acquisition target in accordance with the definition of Consolidated EBITDA, the Lead Borrower shall furnish the Administrative Agent, prior to any application of such pro forma adjustment, with (A) a copy of the purchase agreement, (B) the audited or reviewed (if available, or otherwise unaudited and unreviewed) financial statements for the preceding three (3) fiscal years or such shorter period of time as such entity or division has been in existence, (C) financial projections prepared by the Lead Borrower in connection with its evaluation of the acquisition, (D) a compliance certificate demonstrating compliance with the financial covenants contained in Sections 6.13 and 6.14 on a pro forma basis as if the transaction occurred on the first day of the period of measurement (using (x) Consolidated EBITDA and Consolidated Interest Expense of the Lead Borrower as at the end of the most recently completed fiscal quarter (but including any addbacks to Consolidated EBITDA previously approved by the Administrative Agent in connection with any other Permitted Acquisitions occurring in such fiscal quarter) and (y) Total Funded Debt as of the date of the acquisition, after giving effect to any indebtedness incurred in connection therewith, in each case, before and after giving pro forma effect to any Disposition pursuant to Section 6.05(l) contemplated in connection with such Permitted Acquisition), (E) a Responsible Officer’s certificate of the Lead Borrower certifying that (1) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Holdings, the Lead Borrower or a Subsidiary and (2) the cash consideration (including all deferred consideration) paid, or to be paid, by the Lead Borrower in connection with such acquisition and (F) such other information (including, without limitation, diligence and consultants reports and environmental assessments) as the Administrative Agent may reasonably request, which in each case shall be in form and substance reasonably acceptable to the Administrative Agent; and

(ix) the cash consideration to be paid by the Lead Borrower in connection with any acquisition or series of related acquisitions (including in such cash consideration any deferred cash payments, contingent or otherwise, and the aggregate amount of all liabilities assumed or, in the case of a acquisition of the Equity Interests of the acquisition target), including all liabilities of such acquisition target for all Permitted Acquisitions for which the applicable Loan Party acquires (A) less than 100% of the Equity Interests of such Acquired Entity or (B) a foreign Acquired Entity shall not exceed $50,000,000 plus the Available ECF Amount in the aggregate during the term of this Agreement (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(b) being referred to herein as a “Permitted Acquisition”).

SECTION 6.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, abandoned, or worn out or no longer useful property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or Real Estate to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Loan Party to another Loan Party (other than Holdings);

(e) Dispositions consisting of sale or conversion of Cash Equivalents into cash or other Cash Equivalents to the extent not otherwise prohibited by the terms of this Agreement;

(f) payments made pursuant to any Tax-Sharing True-ups but solely to the extent such payments are deemed to constitute Dispositions;

(g) Dispositions of motor vehicles, containers and related equipment in the ordinary course of business;

(h) casualty events or condemnations to the extent such events are deemed to constitute Dispositions and subject to the provisions of Section 2.13(b);

(i) compromise and settlement of accounts receivable of disputed accounts and accounts of insolvent customers to the extent such compromise and settlement is made in the ordinary course of business in amounts;

(j) Dispositions constituting Restricted Payments otherwise permitted pursuant to Section 6.06 and pursuant to the other provisions of this Agreement but solely to the extent any such permitted Restricted Payment is deemed to constitute a Disposition;

(k) Dispositions in the nature of asset swaps conducted on an arms-length basis with bona fide third parties unaffiliated with a Borrower or any Affiliate of a Borrower; provided, that the fair market value (as determined by the board of directors of the Lead Borrower) of the assets transferred in all such asset swaps may not exceed $20,000,000 in the aggregate in any fiscal year; and provided, further, that no such asset swap may be made at any time that a Default or Event of Default has occurred and is continuing;

(l) Dispositions by the Lead Borrower and the Restricted Subsidiaries of property acquired after the Closing Date in Permitted Acquisitions; provided that (i) the Lead Borrower identifies any such assets to be divested in reasonable detail in writing to the Administrative Agent on or before the closing date of such Permitted Acquisition, and (ii) the fair market value of the assets to be divested in connection with any Permitted Acquisition (as determined by the board of directors of the Lead Borrower) does not exceed an amount equal to 25% of the total cash and non-cash consideration for such Permitted Acquisition;

(m) Dispositions by the Lead Borrower and the Restricted Subsidiaries of property; provided that (x) all such Dispositions shall be made for at least seventy five percent (75%) of cash consideration (or such other percentage as approved by the Administrative Agent in its reasonable discretion) and (y) after giving effect to any such Disposition, the Total Leverage Ratio shall be less than or equal to 3.50:100 on a pro forma basis;

(n) the NC/SC Asset Transfer;

(o) Dispositions of accounts receivable for purposes of collection in the ordinary course of business;

(p) Dispositions permitted by Section 6.04; and

(q) other Dispositions (not of the nature or type specified in clauses (a) through (p) above) not to exceed $20,000,000 in the aggregate in any fiscal year;

provided, that any Disposition pursuant to clauses (a) through (c) and (e) through (q) shall be for an amount not less than fair market value.

SECTION 6.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so except that:

(a) any Wholly Owned Restricted Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders and, so long as no Default or Event of Default shall have occurred and be continuing at the time of any such Restricted Payment or would result therefrom, any other Restricted Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders;

(b) so long as no Default or Event of Default shall have occurred and be continuing at the time of any such Restricted Payment or would result therefrom the Lead Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(c) the Lead Borrower may declare and make dividend payments or other distributions payable solely in its Equity Interests (other than Disqualified Stock);

(d) Restricted Payments made to effect the Transactions;

(e) the Lead Borrower may make distributions to Holdings from time to time (i) in an amount sufficient to permit Holdings to pay (x) the portion of federal, state and local income taxes directly attributable to the Lead Borrower and the Restricted Subsidiaries arising as a result of the filing of a consolidated federal income tax return of an affiliated group of which the Lead Borrower and the Restricted Subsidiaries are members or of any consolidated or combined state income or franchise tax return for any group of related companies of which the Lead Borrower is a member and (y) any franchise taxes and other taxes and other amounts (including fees and expenses) required to maintain the existence of Holdings and (ii) the proceeds of which shall be used to pay its operating costs and expenses incurred in the ordinary course of business and other overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, attributable to the ownership or operations of the Lead Borrower and the Subsidiaries in an amount (in the case of clause (y)) not to exceed $500,000 in the aggregate in any fiscal year; and

(f) other Restricted Payments (not of the nature or type specified in clauses (a) through (e) above) in an amount not to exceed $20,000,000 plus the Available ECF Amount during the term of this Agreement, so long as (x) no Default or Event of Default shall have occurred and be continuing at the time of any such Restricted Payment or would result therefrom and (y) the Borrowers shall be in compliance, on a pro forma basis, with the financial covenants contained in Sections 6.13 and 6.14.

SECTION 6.07. Change in Nature of Business. With respect to each Borrower and the Restricted Subsidiaries, engage in any material line of business substantially different from those lines of business conducted by the Borrowers on the date hereof or any business reasonably related or incidental thereto.

SECTION 6.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of a Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Lead Borrower or such Restricted Subsidiary as would be obtainable by the Lead Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, other than (a) those transactions set forth on Schedule 6.08 hereto, (b) any reimbursement of an Affiliate of

Holdings for employment services rendered to the Lead Borrower or the Restricted Subsidiaries by an employee or officer of such Affiliate in an amount not to exceed $750,000 in the aggregate in any fiscal year of the Lead Borrower or (c) transactions by and between the Lead Borrower and the Restricted Subsidiaries and not involving any other Affiliate.

SECTION 6.09. Burdensome Agreements. Enter into any Contractual Obligation with any Person (other than this Agreement or any other Loan Document) that limits the ability (i) of a Restricted Subsidiary to make Restricted Payments to the Lead Borrower or to otherwise transfer property to the Lead Borrower, (ii) of a Restricted Subsidiary to become a Borrower hereunder or Guarantee the Indebtedness of the Borrowers or (iii) of the Lead Borrower or a Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, that this clause (iii) shall not prohibit (x) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 6.01 or 6.03(d) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness or (y) customary restrictions contained in leases, subleases, licenses or asset sale arrangements otherwise permitted hereunder so long as such restrictions relate solely to the assets subject thereto. Notwithstanding the foregoing, this Section 6.09 will not restrict or prohibit: (a) customary restrictions imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted pursuant to Section 6.05 with respect to the property (including a Subsidiary) that is subject to that transaction; (b) customary restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 6.03 to the extent that such restrictions apply only to the property or assets securing such Indebtedness; (c) customary provisions restricting subletting or assignment of Contractual Obligations entered into in the ordinary course of business; or (d) restrictions set forth in the June 2011 Notes and any Indebtedness to be repaid pursuant to the Refinancing on the Closing Date.

SECTION 6.10. Use of Proceeds. Use the proceeds of the Credit Facilities, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock ) or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.

SECTION 6.11. Other Indebtedness and Agreements. (a) Except as contemplated by the Debt Tender Offer, amend, supplement or otherwise modify the terms of the June 2011 Notes or any Permitted Ratio Debt (i) to accelerate the payments under, or shorten the tenor, maturity or weighted average life to maturity of, or increase the amount of, or increase the interest rate on or yield of, such Indebtedness, (ii) to change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto or (iii) to modify or add any covenants thereunder if such modification or addition would otherwise adversely affect in any material way a Borrower’s ability to pay and perform the Obligations or the Administrative Agent’s or any Lender’s rights or remedies under any of the Loan Documents; or (b) except as contemplated by the Debt Tender Offer and the Refinancing, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except for (v) prepayments of Permitted Ratio Debt subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent made with the proceeds of the substantially concurrent sale of Equity Interests (other than Disqualified Stock) or a Permitted Refinancing, (w) so long as no Default or

Event of Default exists or would result therefrom, prepayments, redemptions or purchases of (A) any June 2011 Notes not repurchased in the Debt Tender Offer, (B) the Unsecured Convertible Note #1 dated October 1, 2007, in the original principal amount of $787,500, payable to the order of Waste Pro Services, LLC and (C) the Unsecured Convertible Note #2 dated October 1, 2007, in the original principal amount of $787,500, payable to the order of Waste Pro Services, LLC, (x) the prepayment of the Credit Facilities in accordance with the terms of this Agreement, (y) the prepayment or refinancing of Indebtedness permitted under Section 6.03(b) in the ordinary course of business and (z) the prepayment of Indebtedness permitted under Sections 6.03(d), (l) and (m).

SECTION 6.12. Sale Leaseback. Enter into any arrangement, directly or indirectly, whereby the Lead Borrower or a Restricted Subsidiary shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property which the Lead Borrower or such Restricted Subsidiary intends to use for substantially the same purpose as the property being sold or transferred, except to the extent (x) such sale or transfer is permitted under Section 6.05 and (y) such lease, to the extent constituting a Capital Lease, is permitted under Section 6.02.

SECTION 6.13. Interest Coverage Ratio. Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters, in each case taken as one accounting period, ending on a date or during any period set forth below to be less than the ratio set forth opposite such date or period below:

Date or Period	Interest Coverage Ratio
June 30, 2012 through December 31, 2012	2.25:1.00

January 1, 2013 through December 31, 2013	2.50:1.00

January 1, 2014 and thereafter	2.75:1.00

SECTION 6.14. Maximum Total Leverage Ratio. Permit the Total Leverage Ratio at any time during a period set forth below to be greater than the ratio set forth opposite such period below:

Fiscal Quarter Ending	Maximum Total Leverage Ratio
June 30, 2012 through December 31, 2012	5.75:1.00

January 1, 2013 through December 31, 2013	5.50:1.00

January 1, 2014 through December 31, 2014	5.25:1.00

January 1, 2015 through December 31, 2015	5.00:1.00

January 1, 2016 and thereafter	4.75:1.00

SECTION 6.15. Amendments of Organizational Documents. Amend any of its Organizational Documents in any manner that may be adverse to the Administrative Agent or the Lenders or otherwise result in a Material Adverse Effect.

SECTION 6.16. Accounting and Fiscal Year Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) the fiscal year of the Lead Borrower or a Restricted Subsidiary (except to change the fiscal year of an acquired Subsidiary to the Lead Borrower’s fiscal year).

SECTION 6.17. Business of Holdings. (a) Cause or permit Holdings to engage in any business or activity other than (i) the ownership of all outstanding Equity Interests in the Lead Borrower, (ii) participating in tax, accounting and other administrative activities as the parent of the Lead Borrower, (iii) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, (iv) the performance of its obligations under the Merger Agreement and (v) in connection with, and following the completion of, a Qualified Public Offering, activities necessary or advisable for or incidental to the initial registration and listing of Holdings common stock and the continued existence of Holdings as a public company.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) the Borrowers fail to pay when and as required to be paid herein, (i) any amount of principal of any Loan or the reimbursement of an L/C Disbursement or (ii) within three (3) Business Days after the same becomes due, any amount of interest on any Loan or any Fees or other amounts payable hereunder or under any other Loan Document;

(b) the Borrowers fail to perform or observe any term, covenant or agreement contained in (i) any of Section 5.03(a), 5.05(a) (with respect to each Borrower’s existence), 5.11 or Article VI or (ii) Section 5.07 and such failure continues for 15 days;

(c) Holdings, the Lead Borrower or a Restricted Subsidiary fails to perform or observe any other covenant or agreement (not specified in clause (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days;

(d) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrowers herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made;

(e) (i) Holdings, the Lead Borrower or a Restricted Subsidiary (x) fails to make any payment of principal or interest when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Hedging Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount or (y) fails to make any other payment or observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, after the expiration of any applicable grace period and/or with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded, provided that, in each case in this clause (y), (A) such failure under such Indebtedness or Guarantee (whether or not any such grace period has expired or any such notice has been given) shall result in a Default under this Agreement and (B) an Event of Default shall occur under this Agreement upon the expiration of any such grace period or the giving of any such notice; or (ii) there occurs under any Hedging Agreement an Early Termination Date (as defined in such Hedging Agreement) resulting from (x) any event of default under such Hedging Agreement as to which the Lead Borrower or a Restricted Subsidiary is the Defaulting Party (as defined in such Hedging Agreement) or (y) any Termination Event (as so defined) under such Hedging Agreement as to which the Lead Borrower or a Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Agreement Value owed by the Lead Borrower or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount;

(f) Holdings, the Lead Borrower or a Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding;

(g) (i) Holdings, the Lead Borrower or a Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy;

(h) there is entered against Holdings, the Lead Borrower or a Restricted Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) and (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) there is a period of 30 consecutive days during which such judgment shall be undischarged or a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(i) (i) an ERISA Event or Foreign Benefit Event occurs with respect to a Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Holdings, the Lead Borrower, a Restricted Subsidiary or any ERISA Affiliates under Title IV of ERISA to the Plan, Multiemployer Plan or the PBGC in an aggregate amount that has or could reasonably be expected to have a Material Adverse Effect or (ii) Holdings, the Lead Borrower, a Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability in an aggregate amount that has or could reasonably be expected to have a Material Adverse Effect;

(j) any Loan Document or any material provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect in any material respect; or a Borrower or any other Person contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof or any Collateral Document after delivery thereof pursuant to Section 4.02 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 6.01) on the Collateral purported to be covered thereby; or

(k) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to Holdings, the Lead Borrower or a Restricted Subsidiary described in paragraph (f) or (g) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Lead Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to Holdings or the Borrowers described in paragraph (f) or (g) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02. Right to Cure. Notwithstanding anything to the contrary contained in this Article VII, in the event that the Borrowers fail to comply with the requirements of any financial covenants set forth in Sections 6.13 or 6.14, from the last day of the applicable fiscal quarter, until the expiration of the 10th Business Day subsequent to the date the certificate calculating compliance with such financial covenant is required to be delivered pursuant to Section 5.02(a), Holdings shall have the right to issue Permitted Cure Securities or common equity for cash, and, in each case, to contribute any such cash as common equity to the Lead Borrower (collectively, the “Cure Right”), and upon the receipt by the Lead Borrower of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right and written notice to the Administrative Agent, such financial covenants shall be recalculated giving effect to the following pro forma adjustments:

(a) Consolidated EBITDA shall be increased, solely for the purpose of measuring the financial covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(b) If, after giving effect to the foregoing recalculations, the Borrowers shall be in compliance with the requirements of all financial covenants set forth in Sections 6.13 and 6.14, the Borrowers shall be deemed to have satisfied the requirements of Sections 6.13 and 6.14 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach, Default or Event of Default of such financial covenant that had occurred shall be deemed cured for purposes of this Agreement; and

(c) To the extent a fiscal quarter ended for which a financial covenant is initially recalculated as a result of a Cure Right is included in the calculation of such financial covenant in a subsequent fiscal period, the Cure Amount shall be included in the Consolidated EBITDA for such fiscal quarter in such subsequent fiscal period;

provided that, notwithstanding anything herein to the contrary, (i) in each four-fiscal quarter period, there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) the Cure Right may be exercised no more than four times during the term of this Agreement, (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of curing the non-compliance with financial covenants set forth in Sections 6.13 and 6.14 (it being understood that the foregoing shall not prohibit the contribution of additional equity to the Borrowers to the extent such equity contribution is not made pursuant to the Cure Right), (iv) the Cure Amount shall be disregarded for purposes of determining any financial ratio-based conditions or any baskets with respect to the covenants in this Agreement other than the financial covenants set forth in Sections 6.13 and 6.14 and (v) there shall be no pro forma or other reduction in Indebtedness with the proceeds of any Cure Amount for determining compliance with the financial covenants for the fiscal quarter in which such Cure Amount is made.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

Each Lender and the Issuing Bank hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Lead Borrower or a Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, a Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by Holdings, a Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Lead Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be. Any such resignation by such Agent hereunder shall also constitute, to the extent applicable, its resignation as an Issuing Bank and the Swingline Lender, in which case such resigning Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Bank or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The Administrative Agent Fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Arrangers and the Syndication Agent are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Arranger and the Syndication Agent shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing, neither the Arrangers nor the Syndication Agent in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

The Lenders irrevocably authorize the Collateral Agent, at its option and in its sole discretion,

(i) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (x) on or after the date that the Obligations (other than contingent indemnity obligations as to which no claim has been made) have been paid in full, and the Letters of Credit have been terminated or Cash Collateralized, (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents or (z) subject to Section 9.08, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.03(d) or to any Lien permitted by Section 6.01(d), (e), (f) or (g); and

(iii) to release a Subsidiary from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release a Subsidiary from its obligations under the Loan Documents pursuant to this paragraph.

The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of any Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices; Electronic Communications. Except for notices and other communications expressly permitted to be given by telephone hereunder, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Borrowers or Holdings, to it at 1330 Post Oak Blvd, 30th Floor, Houston, TX 77056, Attention of Joseph Scarano, Fax No. 832-255-4410, Email: jscarano@wcamerica.com;

(b) if to the Administrative Agent, to Credit Suisse AG, Attention of: Sean Portrait, Eleven Madison Avenue, New York, NY 10010, Fax No. 212-322-2291, Email: agency.loanops@credit-suisse.com;

(c) if to the Collateral Agent, to Credit Suisse AG, Cayman Islands Branch, Attention of: Loan Operations – Boutique Management, Eleven Madison Avenue, OMA-2, New York, NY 10010, Telephone No. 212-538-3525,

Email: list.ops-collateral@credit-suisse.com; and

(d) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01(a) or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among Holdings, the Lead Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by electronic mail to the electronic mail address of a representative of the applicable Person provided from time to time by such Person.

Each Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Lead Borrower, that it will, and will cause the Restricted Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, a notice pursuant to Section 2.10 or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.23, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Lead Borrower agrees, and agrees to cause the Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

Each Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”). Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to such Borrower or its securities for purposes of United States federal and state securities laws (provided, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrowers notify the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Credit Facilities; provided that each Non-Debt Fund Affiliate that is a Lender hereunder on the Closing Date or at any time thereafter hereby acknowledges and agrees that (x) it shall not have the right to receive information, reports or other materials provided solely to Lenders by the Administrative Agent or any Lender, except to the extent made available to a Borrower and (y) it will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent or access any electronic site established for the Lenders (notwithstanding that it may be granted access thereto by the Administrative Agent) or confidential communications from counsel or financial advisors of the Administrative Agent or the Lenders, (it being understood and agreed, that notices of Borrowings, notices or prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article II shall be delivered directly to it).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to a Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers, Holdings and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers, Holdings, the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with notice to the Lead Borrower (failure to provide or delay in providing such notice shall not invalidate such assignment) and, in the case of an assignment of Revolving Credit Commitments, the prior written consent of the Administrative Agent, the Issuing Bank and the Swingline Lender (in each case, not to be unreasonably withheld, conditioned or delayed); provided, that (i) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be (x) in an integral multiple of, and not less than, $1,000,000 with respect to Term Loans and (y) not less than $2,500,000 with respect to Revolving Loans (or, in each case, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class); provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (ii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the

Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable Tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of a Borrower or a Subsidiary or the performance or observance by a Borrower or a Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance, (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, make its own credit decisions in taking or not taking action under this Agreement, (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this

Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrowers, the Administrative Agent, the Issuing Bank, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers, the Issuing Bank, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and, if required, the written consent of the Administrative Agent, the Lead Borrower, the Swingline Lender and the Issuing Bank to such assignment and any applicable tax forms, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrowers, the Swingline Lender, the Issuing Bank or the Administrative Agent, but, in the case of a participation to a Fund Affiliate, with the prior written consent of the chief executive officer of MIP Inc., sell participations to one or more banks or other Persons (other than a natural Person) (each, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such Participant hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such Participant has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such Participant has an interest, increasing or extending the Commitments in which such Participant has an interest or releasing any Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.04) or all or substantially all of the Collateral). The Loan Parties agree that each Participant shall be entitled to the benefits of Sections 2.14,

2.15, 2.16 and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20 (it being understood that the documentation required under Section 2.20(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such Participant (A) agrees to be subject to the provisions of Section 2.21 as if it were an assignee and (B) shall not be entitled to receive any greater payment under Section 2.14, 2.15, 2.16 or 2.20, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the applicable Borrower’s request and expense, to use reasonable efforts to cooperate with such Borrower to effectuate the provisions of Section 2.21(a) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Any Lender or Participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or Participant or proposed assignee or Participant any information relating to a Borrower furnished to such Lender by or on behalf of such Borrower; provided that, prior to any such disclosure of information designated by such Borrower as confidential, each such assignee or Participant or proposed assignee or Participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Lead Borrower, the option to provide to the Borrowers all or any part of any Loan that such

Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPV nor the exercise by any SPV of such option shall entitle such SPV to receive any greater payment under Section 2.14, 2.15, 2.16 or 2.20, with respect to all or any part of a Loan, than the Granting Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the SPV was granted such Loan, (ii) no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which (including, without limitation, arising from the failure of such SPV to make a Loan hereunder) shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes, including approval of any consent, amendment, waiver or other modification of the Loan Documents, remain the Lender hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Lead Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Lead Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(j) Neither Holdings nor the Borrowers shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

(k) In the event that S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Credit Lender, downgrade the long term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Revolving Credit Lender that is not rated by any such ratings service or provider, the Issuing Bank or the Swingline Lender shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Revolving Credit Lender) then the Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

(l) Notwithstanding anything in the Agreement to the contrary, any Term Lender may, at any time, assign all or a portion of its Term Loans on a non-pro rata basis to a Fund Affiliate with the prior written consent of the chief executive officer of MIP Inc. through open market purchases, subject to the following limitations:

(i) each Non-Debt Fund Affiliate shall represent and warrant as of the date of any such purchase and assignment, that neither it nor any of its respective directors or officers has any material non-public information with respect to Holdings, the Lead Borrower or the Subsidiaries or securities that has not been disclosed to the assigning Term Lender (other than because such assigning Term Lender does not wish to receive material non-public information with respect to Holdings, the Lead Borrower and the Subsidiaries or securities) prior to such date to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material, to a Term Lender’s decision to assign Term Loans to such Non-Debt Fund Affiliate;

(ii) Non-Debt Fund Affiliates will not have the right to receive information, reports or other materials provided solely to Lenders by the Administrative Agent or any Lender, except to the extent made available to the Borrowers, and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent or access any electronic site established for the Lenders or confidential communications from counsel or financial advisors of the Administrative Agent or the Lenders, other than the right to receive notices of Borrowings, notices or prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article II;

(iii) for purposes of any amendment, waiver or modification of any Loan Document (including pursuant to Section 9.08) or any plan of reorganization pursuant to any Debtor Relief Laws, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect Fund Affiliates in any material respect as compared to other Term Lenders, Fund Affiliates will be deemed to have voted in the same proportion as the Term Lenders that are not Fund Affiliates voting on such matter; and each Fund Affiliate hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to any Debtor Relief Laws is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and

(y) “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws);

(iv) the aggregate principal amount of Term Loans, Incremental Term Loans and Other Term Loans purchased by assignment pursuant to this Section 9.04(l) and held at any one time by Fund Affiliates may not exceed 20% of the aggregate outstanding principal amount of all such Term Loans, Incremental Term Loans and Other Term Loans; and

(v) no Default or Event of Default shall have occurred and be continuing.

(m) Notwithstanding anything in the Agreement to the contrary, any Term Lender may, at any time, assign all or a portion of its Term Loans on a non-pro rata basis to Holdings, the Lead Borrower or a Subsidiary through Dutch Auctions open to all Lenders on a pro rata basis in accordance with the Auction Procedures, subject to the following limitations:

(i) Holdings, the Lead Borrower and each Subsidiary (as applicable) shall represent and warrant as of the date of any such purchase and assignment, that neither it nor any of its respective directors or officers has any material non-public information with respect to Holdings, the Lead Borrower or the Subsidiaries or securities that has not been disclosed to the assigning Term Lender (other than because such assigning Term Lender does not wish to receive material non-public information with respect to Holdings, the Lead Borrower and the Subsidiaries or securities) prior to such date to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material, to a Term Lender’s decision to assign Term Loans to Holdings, the Lead Borrower or a Subsidiary (as applicable);

(ii) immediately upon the acquisition of Term Loans from a Term Lender by Holdings, the Lead Borrower or a Subsidiary, such Term Loans and all rights and obligations as a Term Lender related thereto shall, for all purposes (including under this Agreement, the other Loan Documents and otherwise), be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and Holdings, the Lead Borrower and such Subsidiary (as applicable) shall neither obtain nor have any rights as a Term Lender hereunder or under the other Loan Documents by virtue of such capital contribution or assignment;

(iii) Holdings, the Lead Borrower and each Subsidiary shall not use the proceeds of any Revolving Loans for any such purchase and assignment; and

(iv) no Default or Event of Default shall have occurred and be continuing.

SECTION 9.05. Expenses; Indemnity. (a) The Borrowers and Holdings agree, jointly and severally to pay all reasonable and documented or invoiced out-of-pocket fees and expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline

Lender and the Arrangers (and each of their respective Affiliates) in connection with the syndication of the Credit Facilities and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent, the Arrangers (and each of their respective Affiliates) or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of a single counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for the Administrative Agent, the Collateral Agent, the Arrangers and the Lenders (and their respective Affiliates) (and, in the case of an actual or perceived conflict of interest, where the Person affected by such conflict informs the Lead Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Person).

(b) The Borrowers and Holdings agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, each Lender, the Issuing Bank and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable fees, disbursements and other charges of any environmental consultant and one counsel for all Indemnitees and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees (and, in the case of an actual or perceived conflict of interest, where an Indemnitee affected by such conflict informs the Lead Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee) of any such Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facilities), (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any Environmental Liability related in any way to the Loan Parties, any of their respective subsidiaries or any property currently or formerly owned, leased or operated by the Loan Parties, any of their respective subsidiaries or any of their respective predecessors, including the Mortgaged Properties, except that the Borrowers and Holdings shall not be obligated to indemnify any Indemnitees for any environmental condition at any property to the extent negligently caused by an Indemnitee and clearly demonstrated by the Lead Borrower as first occurring after any transfer of the property by foreclosure or by a deed in lieu of foreclosure or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrowers, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its controlled Affiliates or any of the officers, directors, employees, agents, advisors or other representative of any of the foregoing, in each case, acting at the direction of such Indemnitee, (y) a material breach of its funding obligations under this Agreement as determined by a court of competent jurisdiction in a final and non-appealable decision by such Indemnitee or (z) any dispute among Indemnitees (other than a dispute involving claims against the Administrative Agent, the Arrangers or any other agent with respect to the Credit Facilities, the Swingline Lender or the Issuing Bank, in each case in their respective capacitates as such, or any Arranger (and their respective Affiliates)). This Section 9.05(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent that Holdings and the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender or the Arrangers (or each of their respective Affiliates) under paragraph (a) or (b) of this Section 9.05, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender or the Arrangers (or each of their respective Affiliates), as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender or the Arrangers (or each of their respective Affiliates) in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).

(d) To the extent permitted by applicable law, neither Holdings nor the Borrowers shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrowers or Holdings against any and all of the obligations of the Borrowers or Holdings now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.25 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees to notify (x) the applicable Borrower and the Administrative Agent promptly after any such setoff and application and (y) the applicable Subsidiary Guarantor promptly after any such setoff and application pursuant to the Guarantee and Collateral Agreement; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR ANY SUCH OTHER LOAN DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by a Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on a Borrower or Holdings in any case shall entitle a Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b) No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing entered into by the Holdings, the Borrowers and the Required Lenders or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the consent of the Required Lenders; provided, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j) or the provisions of this Section 9.08 or release all or substantially all of the Guarantors (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.04) or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans or Commitments of one Class differently from the rights of Lenders holding Loans or Commitments of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(i) without the written consent of such SPV or (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments and Revolving Credit Commitments on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender. Notwithstanding anything to the contrary herein, for purposes of any amendment, waiver or modification of any Loan Document (including pursuant to this Section 9.08) or any plan of reorganization pursuant to any Debtor Relief Laws, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect any Fund Affiliate in any material respect as compared to other Lenders of the same Class, each Fund Affiliate, with respect to all Loans, L/C Exposure, Swingline Exposure and Commitments held by it, whether held by it on the Closing Date or thereafter acquired by assignment, will be deemed to have voted in the same proportion as Lenders of the same Class that are not Fund Affiliates voting on such matter; and each Fund Affiliate hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to any Debtor Relief Laws is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws);

(c) The Administrative Agent and the Lead Borrower may amend any Loan Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Unless otherwise specified therein, any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each of Holdings and the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any proceeding, claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against a Borrower, Holdings or their respective properties in the courts of any jurisdiction.

(b) Each of Holdings and the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors, and any numbering, administration or settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case, such Person agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to use reasonable efforts to inform the Lead Borrower promptly of any such request), (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Lead Borrower or a Subsidiary or any of their respective obligations, (f) with the consent of the Lead Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section 9.16, “Information” shall mean all information received from the Borrowers or Holdings and related to Borrowers or Holdings or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by the Borrowers or Holdings; provided that, in the case of Information received from the Borrowers or Holdings after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

SECTION 9.17. Acknowledgements; Borrowers Obligations Joint and Several. (a) The Borrowers agree that all Obligations of the Borrowers shall be joint and several obligations of all the Borrowers. The Obligations of the Borrowers include, without limitation, (x) the due and punctual payment of (i) the principal of and premium, if any, and interest on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations (other than those referred to in the preceding clause (i)) of the Borrowers under the Loan Documents and (y) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to the Loan Documents. Each Borrower further agrees that the Obligations of the other Borrower may be extended and renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its agreement hereunder notwithstanding any extension or renewal of any Obligation of the other Borrower.

(b) Each Borrower irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the other Borrower or any other Person. The obligations of a Borrower hereunder shall not be affected by (x) the failure of any Lender or the Administrative Agent to assert any claim or demand or to enforce any right or remedy against the other Borrower under the provisions of this Agreement or any of the other Loan Documents or otherwise; (y) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement or any of the other Loan Documents; or (z) the failure of any Lender to exercise any right or remedy against the other Borrower. Each Borrower further agrees that its agreement under this Section 9.17 constitutes a promise of payment when due and not of collection, and waives any right to require that any resort be had by any Lender to any balance of any deposit account or credit on the books of any lender in favor of the other Borrower or any other Person.

(c) The Obligations of each Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations of the other Borrower or otherwise. Without limiting the generality of the foregoing, the obligations of each Borrower hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or under any other Loan Document against the other Borrower, by any waiver or modification in respect of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations of the other Borrower, or by any other act or omission which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of such Borrower as a matter of law or equity. Each Borrower further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Obligation of the other Borrower is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any of the other Borrower or otherwise.

(d) In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against a Borrower by virtue hereof, upon the failure of a Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the other Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, in cash the amount of such unpaid Obligations, and thereupon each Lender shall, in reasonable manner, assign the amount of the Obligations of the other Borrower owed to it and paid by such Borrower pursuant to this Section 9.17 to such Borrower, such assignment to be pro tanto to the extent to which the Obligations in question were discharged by such Borrower, or make such disposition thereof as such Borrower shall direct (all without recourse to any Lender and without any representation or warranty by any Lender).

SECTION 9.18. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 9.19. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings and the Borrowers, which information includes the name and address of Holdings and the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings and the Borrowers in accordance with the USA PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COD MERGER COMPANY, INC., as Initial Borrower

By:	/s/ Paul Mitchener

Name: Paul Mitchener Title: President

By:	/s/ Karl Kuchel

Name: Karl Kuchel Title: Vice President and Treasurer

COD INTERMEDIATE, LLC, as Holdings

By:	/s/ Paul Mitchener

Name: Paul Mitchener Title: President

By:	/s/ Karl Kuchel

Name: Karl Kuchel Title: Vice President and Treasurer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

1

WCA WASTE CORPORATION, as the Company and, following the Acquisition, Lead Borrower

By:	/s/ Joseph J. Scarano

Name: Joseph J. Scarano Title: Vice President

WCA WASTE SYSTEMS, INC., as a Borrower

By:	/s/ Joseph J. Scarano

Name: Joseph J. Scarano Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

2

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent and Collateral Agent

By:	/s/ Ari Bruger

Name: Ari Bruger Title: Vice President

By:	/s/ Kevin Buddhew
Name: Kevin Buddhew Title: Associate

[SIGNATURE PAGE TO CREDIT AGREEMENT]

3

COMERICA BANK, as Swingline Lender and Issuing Bank

By:	/s/ Michael R. Schmidt

Name: Michael R. Schmidt Title: Vice President

By:	/s/ Michael R. Schmidt

Name: Michael R. Schmidt Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

4

CAPITAL ONE, N.A., as Lender

/s/ Don Backer
Name: Don Backer Title: SVP

[SIGNATURE PAGE TO CREDIT AGREEMENT]

5

CADENCE BANK, N.A, as Lender

/s/ H. Gale Smith, Jr.
Name: H. Gale Smith, Jr. Title: EVP

[SIGNATURE PAGE TO CREDIT AGREEMENT]

6

REGIONS BANK, as Lender

/s/ Larry C. Stephens
Name: Larry C. Stephens Title: Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

7

UNION BANK, as Lender

/s/ Peter C. Thompson
Name: Peter C. Thompson Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

8

CAPITAL SOURCE BANK, as Lender

/s/ Robert Dailey
Name: Robert Dailey Title: Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

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